Notice of Annual Meeting
of Shareholders
26 April 2007
Proxy Circular

Dear Shareholder:
You are cordially invited to attend the 105th Annual Meeting of Shareholders of Alcan Inc., which will take place on Thursday, 26 April 2007, in the Auditorium of the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada at 10:00 a.m.

At the Meeting, the Shareholders will be asked to consider the matters set out in the enclosed Notice of Annual Meeting. Your vote is important. Please ensure that your instructions are made known in accordance with the procedures set out in the enclosed Proxy Circular.

The Meeting will be webcast on Alcan’s web site (www.alcan.com)

If you have any questions regarding the matters to be dealt with at the Meeting or require additional copies of this material, please call Alcan’s transfer agent, CIBC Mellon Trust Company, at 1-800-387-0825 (toll free) or collect at 416-643-5500.

Yours sincerely,
L. Yves Fortier
Chairman of the Board of Alcan Inc.
26 February 2007

(i)

Proxy Circular 2007	Alcan Inc.

What’s Inside:
1	Notice of Annual Meeting of Shareholders of Alcan Inc.
2	Proxy Circular
2	Definitions
3	Questions & Answers on Voting and Proxies
6	Business to be Transacted at the Meeting
7	Nominees for Election as Directors
10	Corporate Governance Practices
18	Report of the Audit Committee
19	Auditors
20	Report on Executive Compensation
27	Performance Graphs
28	Executive Officers’ Compensation
37	Employment Agreements
37	Directors’ Compensation
39	Indebtedness of Directors, Executive Officers and Employees
40	Directors’ and Officers’ Liability Insurance
40	Additional Information
40	Approval of the Board of Directors
41	Schedule A: Resolution — Alcan Executive Share Option Plan
41	Schedule B: Summary — Alcan Executive Share Option Plan
La version française du présent document ainsi que le formulaire de procuration qui l’accompagne seront envoyés aux actionnaires sur demande. Veuillez communiquer avec la Compagnie Trust CIBC Mellon, en appelant au 1-800-387-0825 (sans frais) ou à frais virés au 416-643-5500.

(ii)

Proxy Circular 2007	Alcan Inc.

Notice of Annual Meeting of Shareholders of Alcan Inc.
The 105th Annual Meeting of the holders of the Common Shares of Alcan Inc. will be held on Thursday, 26 April 2007 at 10:00 a.m. in the Auditorium of the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada, for the following purposes:

1.	receiving the financial statements and the Auditors’ Report for the year ended 31 December 2006,

2.	electing Directors,

3.	appointing Auditors and authorizing the Directors to fix their remuneration, and

4.	approving certain amendments to the Alcan Executive Share Option Plan as described in the attached Proxy Circular.

Shareholders who cannot attend the Annual Meeting may submit their proxies in accordance with the procedures set out in the attached Proxy Circular.
By order of the Board of Directors,
/s/ Roy Millington
Roy Millington
Corporate Secretary
Montreal, Canada
26 February 2007

Proxy Circular 2007	Alcan Inc.

Proxy Circular
(All information is current as of 26 February 2007, except as otherwise provided)
This Proxy Circular is furnished in connection with the solicitation of proxies by the Board of Directors and management of Alcan Inc. for use at the Annual Meeting of Shareholders to be held in Montreal on 26 April 2007 (and at any adjournment thereof) for the purposes set out in the attached Notice of Annual Meeting.
Definitions
Unless stated otherwise, the following expressions used in this Proxy Circular have the meanings indicated:
“Alcan” or “Company” means Alcan Inc.,
“Auditors” means Alcan’s external auditors, currently PricewaterhouseCoopers LLP,
“Board” or “Board of Directors” means the board of directors of Alcan,
“CBCA” means the Canada Business Corporations Act,
“Chairman” means the Chairman of the Board of Directors of Alcan,
“CEO” means the Chief Executive Officer of Alcan,
“CIBC Mellon” means CIBC Mellon Trust Company,
“Circular” means this proxy circular prepared in connection with the Meeting,
“Director” means a director of Alcan,
“Executive Officers” means the President and Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents and the Vice Presidents of Alcan,
“GAAP” means US generally accepted accounting principles,
“Meeting” means the Annual Meeting of Shareholders to be held on 26 April 2007 and any adjournment thereof,
“Non-Executive Director” means a Director of Alcan who is not an employee of Alcan or its Subsidiaries or related companies,
“Option Plan” means the Alcan Executive Share Option Plan described on page 29,
“Pechiney” means Pechiney, a Subsidiary of the Company following its acquisition in 2003, now known as Alcan France S.A.S.,
“SEC” means the US Securities and Exchange Commission,
“Share” or “Common Share” means a common share in the capital of Alcan,
“Shareholder” means a holder of the Shares,
“SOX” means the US Sarbanes-Oxley Act of 2002, and the rules thereunder,
“Subsidiary” means a company controlled, directly or indirectly, by Alcan, and
‘$”, except where otherwise indicated, means US Dollars.

Proxy Circular 2007	Alcan Inc.

Questions & Answers on Voting and Proxies
If you are not a registered Shareholder, please also refer to page 5 “Voting by Non-Registered Shareholders” for a description of the procedure to be followed to vote your Shares.

Q:	WHO IS SOLICITING MY PROXY?

A:	This Circular is furnished in connection with the solicitation by Alcan of Shareholder proxies to be used at the Meeting to vote your Shares. The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan. Georgeson Shareholder Communications Canada and Morrow & Co., Inc. have been retained by Alcan in Canada and the United States, respectively, to assist in the solicitation of proxies from Shareholders. For these services, Georgeson Shareholder Communications Canada and Morrow & Co., Inc. are expected to receive, from Alcan, fees of approximately Can. $25,000 and $10,000, respectively, plus reimbursement of reasonable expenses. In addition, employees of Alcan may solicit proxies without compensation. CIBC Mellon is responsible for the tabulation of proxies.

Q:	WHAT AM I VOTING ON?

A:	Shareholders will be voting on:

•	the election of Directors;

•	the appointment of PricewaterhouseCoopers LLP as the Auditors and authorization given to the Directors to fix the Auditors’ remuneration; and

•	the approval of amendments to the Option Plan.

Q:	HOW WILL THESE MATTERS BE DECIDED AT THE MEETING?

A:	A simple majority of the votes cast, by proxy or in person, will carry each of the matters specified in this Circular.

Q:	WHAT DOCUMENTS ARE AVAILABLE TO SHAREHOLDERS?

A:	The documents available to Shareholders are the annual report on Form 10-K for the fiscal year ended 31 December 2006, which includes the audited consolidated financial statements, management’s discussion and analysis thereof, the 2006 annual review and this Circular. Registered Shareholders will also receive the form of proxy, a consent form for electronic delivery of documents and a voting instruction letter.

Q:	WHO IS ENTITLED TO VOTE?

A:	On 26 February 2007, 367,434,802 Shares were outstanding. Shareholders of record as of the close of business on that date (“Record Date”) are entitled to receive notice of the Meeting and either they or their duly appointed proxyholders will be entitled to attend the Meeting and vote.

      Each holder of Shares is entitled to one vote at the Meeting for each Share issued in his or her name at the close of business on the Record Date.

Q:	HOW DO I VOTE?

A:	You can vote your Shares if you are a registered Shareholder by proxy or in person.

1.	By Proxy:

There are four ways that you can vote by proxy:

•	By mail
You may complete and sign the enclosed form of proxy appointing the named persons or another person you choose to represent you and to vote your Shares at the Meeting. The form of proxy must be returned by mail in the envelope provided prior to the commencement of the Meeting or delivered to the chairman of the Meeting or any adjournment thereof.

•	By telephone
To vote your proxy by telephone (in Canada and the U.S. only), you must call 1-866-271-1207 (toll free throughout Canada and the U.S.). You will need the control number located on the enclosed form of proxy. You do not need to return your form of proxy.

•	By telecopier You may complete and sign the enclosed form of proxy and forward same by telecopier to 1-866-781-3111 (toll free throughout Canada and the U.S.) or 416-368-2502.

•	Electronically
To forward your proxy electronically, you must go to this website address: www.eproxyvoting.com/alcan, enter your personalized e-voting control number located on your form of proxy and follow the instructions.

Completing, signing and returning your form of proxy does not preclude you from attending the Meeting in person. If you do not wish to attend the Meeting or do not wish to vote in person,

Proxy Circular 2007	Alcan Inc.

your proxy will be voted or be withheld from voting, in accordance with your wishes as specified on your proxy, on any ballot that may be called at the Meeting. If the Shareholder is a body corporate or association, the form of proxy must be signed by a person duly authorized by that body corporate or association.

2.	In person at the Meeting:

You may vote in person at the Meeting. You must present yourself at the registration table with the Annual Meeting identification ticket attached to your form of proxy.

If your Shares are registered in the name of a nominee, please see “Voting by Non-Registered Shareholders” on page 5.

Q:	WHAT IF I PLAN TO ATTEND THE MEETING AND VOTE IN PERSON?

A:	If you plan to attend the Meeting on 26 April 2007 and wish to vote your Shares in person at the Meeting, it is not necessary for you to complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting.

Your participation in person in a vote by ballot at the Meeting would automatically revoke any proxy that you had previously given in respect of business covered by that vote. Non-registered Shareholders wishing to attend the Meeting should refer to “Voting by Non-Registered Shareholders” on page 5.

Q:	WHAT HAPPENS WHEN I SIGN AND RETURN THE FORM OF PROXY?

A:	Signing the enclosed proxy gives authority to the named proxyholders on the form, or to another person you have appointed, to vote your Shares at the Meeting in accordance with the voting instructions you provide.

Q:	CAN I APPOINT SOMEONE OTHER THAN THE NAMED PROXYHOLDERS TO VOTE MY SHARES?

A:	Yes. Write the name of your chosen person, who need not be a Shareholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares. Proxyholders should, upon their arrival at the Meeting, present themselves to a representative of CIBC Mellon. Please note that if you choose to forward your proxy electronically or by telephone, only the named proxyholders may be appointed.

Q:	HOW WILL MY SHARES BE VOTED IF I RETURN MY PROXY?

A:	All Shares represented by a properly executed proxy will be voted or be withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot that may be called at the Meeting. The named proxyholders in the form of proxy will vote or withhold from voting your Shares in accordance with your instructions. In the absence of such instructions, however, your Shares will be voted FOR the election of the Directors, FOR the appointment of the Auditors and FOR the approval of amendments to the Option Plan.

Q:	IF I CHANGE MY MIND, CAN I TAKE BACK MY PROXY ONCE I HAVE GIVEN IT?

A:	Yes. A Shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, mail, telecopier or electronically). In addition, a Shareholder may revoke a voted proxy by depositing an instrument in writing which includes another proxy with a later date, executed by the Shareholder or by the Shareholder’s attorney authorized in writing and delivered to CIBC Mellon Trust Company, 320 Bay Street, Banking Hall, Toronto, Ontario, M5H 4A6, Canada or by telecopier at 416-368-2502, no later than 5:00 p.m. EDT on 25 April 2007, or to the chairman of the Meeting on the day of the Meeting or any adjournment thereof.

The participation in person by a Shareholder in a vote by ballot at the Meeting would automatically revoke any proxy that has been previously given by the Shareholder in respect of business covered by that vote.

Q:	WHAT IF AMENDMENTS ARE MADE TO THESE MATTERS OR IF OTHER MATTERS ARE BROUGHT BEFORE THE MEETING?

A:	The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting and to other matters which may properly come before the Meeting. As of the date of this Circular, the management of Alcan knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Proxy Circular 2007	Alcan Inc.

Q:	WHO COUNTS THE VOTES?

A:	The Company’s transfer agent, CIBC Mellon, counts and tabulates the proxies. This is done independently of the Company and proxies are referred to the Company only in cases where a Shareholder intends to send a message to management or where necessary to comply with legal requirements.

Q:	HOW CAN I CONTACT THE TRANSFER AGENT?

A:	You can contact the transfer agent at:

CIBC Mellon Trust Company

             320 Bay Street, Banking Hall
             Toronto, Ontario, Canada M5H 4A6
             Telephone: 416-643-5500
                                1-800-387-0825
             (toll free throughout Canada and the U.S.)
             Telecopier: 416-643-5501

Q:	WHAT IS THE FINAL DATE TO SUBMIT A SHAREHOLDER PROPOSAL FOR THE 2008 ANNUAL MEETING?

A:	The final date for submitting shareholder proposals to Alcan is 28 November 2007.

Q:	WHO ARE THE PRINCIPAL SHAREHOLDERS OF THE COMPANY?

A:	To the knowledge of the Directors and Executive Officers of the Company, no person or company beneficially owns or exercises control or direction over more than 10% of the outstanding Shares of the Company. Capital Group International, Inc. has reported to the SEC that they owned 7.2% of Alcan Shares on 31 December 2006.

VOTING BY NON-REGISTERED SHAREHOLDERS

Q:	IF MY SHARES ARE NOT REGISTERED IN MY NAME BUT ARE HELD IN THE NAME OF AN INTERMEDIARY (A BANK, TRUST COMPANY, SECURITIES BROKER, TRUSTEE, ETC.), HOW DO I VOTE MY SHARES?

A:	Non-registered or beneficial Shareholders are not personally listed in Alcan’s Share register. Their Shares are held in the name of an intermediary or a “nominee”, which usually is or acts on behalf of a trust company, securities broker or other financial institution. If you are a non-registered Shareholder, there are two ways that you can vote your Shares held in the name of your nominee:

1)	By providing voting instructions to your nominee
Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a form of proxy for the number of Shares you hold. Every nominee has its own procedures which should be carefully followed by non-registered Shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, electronically, by mail or by telecopier.

2)	By attending the Meeting in person
The Company generally does not have access to the names of its non-registered Shareholders. Therefore, if you attend the Meeting, the Company will have no record of your shareholdings or of your entitlement to attend or to vote unless your nominee has appointed you as proxyholder.
If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy to appoint yourself as proxyholder. Then follow the instructions provided by your nominee. Non-registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon.

Proxy Circular 2007	Alcan Inc.

Business to be Transacted at the Meeting
(See Notice of Annual Meeting of Shareholders of Alcan Inc.)
1.  Presentation of Financial Statements

The consolidated financial statements for the year ended 31 December 2006 and the Auditors’ Report for 2006 will be submitted to Shareholders at the Meeting, but no vote with respect thereto is required or proposed to be taken. The consolidated financial statements are included in the annual report on Form 10-K for the fiscal year ended 31 December 2006 that is being sent to Shareholders who have requested it together with the Notice of Annual Meeting and this Circular.
2.  Election of Directors

Thirteen Directors are to be elected to serve until the close of the next annual meeting of the Company or until they cease to hold office as such. The Board of Directors and management recommend the election of the nominees listed on pages 7 to 9.
3.  Appointment of Auditors

Auditors are to be appointed to serve until the close of the next annual meeting of the Company, and the Directors are to be authorized to fix the remuneration of the Auditors so appointed.

The Board of Directors, on the advice of its Audit Committee, recommend that PricewaterhouseCoopers LLP, Montreal, Canada, be appointed as Auditors.

A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement should he desire to do so. He will also be available to answer questions.
4.  Approval of Amendments to the Option Plan

As an item of special business, the Shareholders will be asked at the Meeting to adopt a resolution as set out in Schedule A hereto, approving certain amendments to the Option Plan.

To be adopted, this resolution must be approved by a majority of the votes cast on the matter at the Meeting excluding the votes attached to Shares beneficially owned by insiders of the Company to whom options may be granted under the Option Plan and their associates. Consequently, the votes attached to an aggregate of 40,188 Shares held by such individuals will not be calculated for the purpose of approving the amendments to the Option Plan.

Proxy Circular 2007	Alcan Inc.

Nominees for Election as Directors

Roland Berger	69, Director since 2002 Munich, Germany
Mr. Berger is non-executive chairman of Munich-based Roland Berger Strategy Consultants, one of the leading global strategy consultancies, which he founded in 1967. He is also a member of various supervisory boards and consultant groups, pursues extensive commitments in the public sector and is an expert on corporate management and general economic and social issues.
CGC, HRC, EHSC

5,000 Common Shares
11,357 Deferred Share Units

L. Denis Desautels, o.c., fca	63, Director since 2003 Ottawa, Ontario
Mr. Desautels is executive-in-residence at the School of Management of the University of Ottawa. He was Auditor General of Canada from 1991 to 2001, prior to which he had been a senior partner of the accounting firm of Ernst & Young LLP. Mr. Desautels is chairman of the Laurentian Bank of Canada, a director of The Jean Coutu Group (PJC) Inc. and of Bombardier Inc. and vice chair of the Accounting Standards Oversight Council of the Canadian Institute of Chartered Accountants.
CGC, AC(C), NC

1,212 Common Shares
8,400 Deferred Share Units

Richard B. Evans	59, Director since 2005 Montreal, Quebec
Mr. Evans has been President and Chief Executive Officer of Alcan since March 2006, having served earlier as Executive Vice President and Chief Operating Officer since October 2005. Mr. Evans joined Alcan in 1997 and has held several senior management positions including Executive Vice President, Office of the President. Prior to joining the Company, Mr. Evans held senior management positions with Kaiser Aluminum & Chemical Corporation. Mr. Evans is a director of Bowater Inc. and the International Aluminium Institute.

30,702 Common Shares
41,449 Executive Deferred Share Units
72,738 Restricted Share Units
640,046 Options to purchase Shares
57,020 Stock Price Appreciation Units

L. Yves Fortier †, c.c., o.q., q.c.	71, Director since 2002 Montreal, Quebec
Mr. Fortier is the Chairman of the Board of Alcan and is chairman and a senior partner of the law firm Ogilvy Renault. From 1988 to 1992, he was Ambassador and Permanent Representative of Canada to the United Nations. Mr. Fortier is a director of NOVA Chemicals Corporation. From 1998 to 2006, he was governor of Hudson’s Bay Company. He was also a director of the Royal Bank of Canada from 1992 to 2005. From 2000 to 2006, he was a trustee of the International Accounting Standards Committee.
CGC(C), EHSC

1,000 Common Shares
35,932 Deferred Share Units

Jeffrey E. Garten	60, Director since 2007 East Hampton, New York
Mr. Garten is the Juan Trippe Professor at the Yale School of Management. He was previously dean of the School from 1995 to 2005. He is also chairman of Garten Rothkopf, a global consulting firm. Prior to Yale, he was undersecretary of commerce for international trade with the U.S. government and previously was a managing director with Lehman Brothers and with the Blackstone Group. Mr. Garten is a director of Aetna Corporation, CarMax, Inc., Credit Suisse Asset Management, The Conference Board, the Lee Kwan Yee School of Public Policy in Singapore and The International Rescue Committee. He is also on the international advisory boards of Toyota Motor Corporation and the Chicago Climate Exchange.
CGC, AC

Jean-Paul Jacamon	59, Director since 2004 Mareil-Marly, France
Mr. Jacamon is senior adviser of Cognetas, a private equity investment firm, and non-executive chairman of Cameron France Holding. He was previously chief operating officer and director of Schneider Electric from 1996 to 2002. He is also a director of Le Carbone Lorraine, ASTEEL and Tokheim.
CGC, AC, HRC

136 Common Shares
6,012 Deferred Share Units

Proxy Circular 2007	Alcan Inc.

Yves Mansion	56, Director since 2004 Paris, France
Mr. Mansion is chief executive officer of Société Foncière Lyonnaise and a member of the French Collège de l’Autorité des marchés financiers. He was group managing director of Assurances Générales de France from 1990 to 2001. Mr. Mansion is a member of the supervisory board of Euler Hermes.
CGC, AC, EHSC

12,316 Deferred Share Units

Christine Morin- Postel	60, Director since 2003 Neuilly sur Seine, France
Mrs. Morin-Postel was, until 2003, executive vice president in charge of human resources at Suez Group. She was previously chief executive officer of Société Générale de Belgique from 1998 to 2001. Mrs. Morin-Postel is a director of 3i Group plc and Royal Dutch Shell plc.
CGC, HRC, NC(C)

13,712 Deferred Share Units

Heather Munroe-Blum, o.c.	56, Nominated in 2007 Montreal, Quebec
Mrs. Munroe-Blum is currently principal and vice-chancellor of McGill University, a position she has held since 2003. From 1994 to 2002, she was governor, professor and vice-president of research and international relations at the University of Toronto. She is a director of the Four Seasons Hotels Inc. and the Yellow Pages Group. She is also an honourary member of the board of NeuroScience Canada and a director of Sir Mortimer B. Davis Jewish General Hospital, the Conference Board of Canada and the Association of Universities and Colleges of Canada. She is a member of the American Association of Universities and the Trilateral Commission.

H. Onno Ruding	67, Director since 2004 Brussels, Belgium
Dr. Ruding was Minister of Finance of the Netherlands, an executive director of the International Monetary Fund in Washington, D.C. and a member of the Board of managing directors of AMRO Bank in Amsterdam. He was, until 2003, vice chairman and director of Citicorp and Citibank, N.A. Dr. Ruding is a director of Corning Inc., Holcim AG and RTL Group. He is chairman of BNG NV (Bank for the Netherlands Municipalities) and the Centre for European Policy Studies (CEPS) in Brussels. Dr. Ruding is also a member of the international advisory committee of Citigroup.
CGC, EHSC

112 Common Shares
4,666 Deferred Share Units

Gerhard Schulmeyer	68, Director since 1996 Greenwich, Connecticut
Mr. Schulmeyer was professor of practice at the MIT Sloan School of Management until 2006. From 1998 until 2001, he was president and chief executive officer of Siemens Corporation. He serves on the boards of Zurich Financial Services, Ingram Micro Inc. and Korn/ Ferry International.
CGC, HRC(C)

2,542 Common Shares
13,276 Deferred Share Units

Paul M. Tellier, p.c., c.c., q.c.	67, Director since 1998 Montreal, Quebec
Mr. Tellier was, until December 2004, president and chief executive officer of Bombardier Inc. From 1992 to 2002, he was president and chief executive officer of the Canadian National Railway Company. From 1985 to 1992, he was Clerk of the Privy Council Office and Secretary to the Cabinet of the Government of Canada. Mr. Tellier is chairman of the board of GCT Global Container Terminals Inc. He is also a director of McCain Foods, Bell Canada, BCE Inc., Canfor Corporation and the advisory board of General Motors of Canada. He is also a strategic advisor to Société Générale (Canada).
CGC, AC, EHSC(C), NC

1,980 Common Shares
23,387 Deferred Share Units

Proxy Circular 2007	Alcan Inc.

Milton K. Wong, c.m.	68, Director since 2003 Vancouver, British Columbia
Mr. Wong is non-executive chairman of HSBC Asset Management (Canada) Ltd. He was founder and chairman of M. K. Wong and Associates until it was sold in 1996 to HSBC. Mr. Wong is Chancellor Emeritus of Simon Fraser University. He serves as a director on the boards of the Aga Khan Foundation Canada, Seaspan Corporation and the International Institute for Sustainable Development. He is the founder and past chairman of the Laurier Institution, a non-profit organization for advancing knowledge of the economics of cultural diversity.
CGC, AC, EHSC

40,000 Common Shares
14,966 Deferred Share Units
Committee Memberships

CGC:  Corporate Governance Committee
AC:    Audit Committee
HRC:   Human Resources Committee
EHSC: Environment, Health & Safety Committee
NC:    Nominating Committee
C:      Committee chairman

† Mr. Fortier is a former director of Nortel Networks Corporation and, along with all Nortel directors and officers, was subject to a cease trade order in relation to Nortel securities issued on 17 May 2004 as a result of Nortel’s failure to file financial statements in a timely manner. The cease trade order was lifted on 21 June 2005.

Proxy Circular 2007	Alcan Inc.

Corporate Governance Practices
Alcan has rigorous corporate governance practices, which the Board and management believe are essential to the success of the Company and to the enhancement of Shareholder value. The Common Shares are listed on the Toronto, New York, London, Paris and Swiss stock exchanges and Alcan, in addition to making the required filings with Canadian securities regulators, files periodic and current reports with the SEC. Accordingly, Alcan is subject to a variety of corporate governance and disclosure requirements. Alcan’s corporate governance practices meet or exceed National Instrument 58-101 “Disclosure of Corporate Governance Practices” adopted by the Canadian Securities Administrators (“CSA Disclosure Practices”) and regulatory requirements and ensure transparency and effective governance of the Company.

Alcan’s Board regularly reviews its corporate governance practices in light of developing requirements and practices in this field. As new provisions come into effect, the Board will reassess its corporate governance practices and implement changes where appropriate.

The following is an overview of Alcan’s corporate governance practices.
The Board of Directors

The Board has the responsibility for the stewardship of the Company, including the responsibility to ensure that it is managed in the interest of its Shareholders as a whole, while taking into account the interests of other stakeholders. It delegates to management the authority and responsibility for day-to-day affairs, and reviews management’s performance and effectiveness.

The Board supervises the management of the business and affairs of the Company and discharges its duties and obligations in accordance with the provisions of (a) the CBCA, (b) the Company’s articles of incorporation and by-laws, (c) the Company’s Worldwide Code of Employee and Business Conduct, (d) the charters of the Board and committees of the Board, and (e) other applicable legislation and Company policies.

The Company’s corporate governance practices require that, in addition to its statutory duties, the following matters be subject to Board approval: (1) capital expenditures and significant investments and divestments, (2) the Company’s strategic and value-maximizing plans, (3) the number of Directors within the limits provided in the Company’s articles of incorporation, and (4) any matter which may have the potential for important impact on the Company.
Composition of the Board

The Nominating Committee, a sub-committee of the Corporate Governance Committee described below, recommends candidates for election to the Board. Nominees are selected as potential representatives of Shareholders as a whole and not as representatives of any particular Shareholder or group of Shareholders. Alcan does not have a significant or controlling Shareholder.

The Board’s objective, in respect to its composition, is to have members possessing an appropriate mix of skills, knowledge and experience and to have an understanding of the businesses and regions in which the Company operates. The Board’s expectations in relation to its members and a statement of its corporate governance principles are set out in the Board charter. The Board is satisfied that its number of Directors enables effective decision-making. The Board charter is reviewed annually and is posted on Alcan’s Internet site (www.alcan.com). The charter is also an exhibit to the Form 10-K for the fiscal year ended 31 December 2006 and is incorporated herein by such reference.

The Board charter provides that Directors who reach the age of 72 prior to the annual meeting of Shareholders in any year shall retire at that meeting. Other than this retirement provision, the Board has not established any term limit for its Directors. Term limits have the potential disadvantage of causing the pre-mature loss of the contribution of Directors who, over time, have developed insight into the Company and provide valuable contribution to the Board. In addition, term limits are unnecessary given that the Board has established a robust evaluation process as described below.

Proxy Circular 2007	Alcan Inc.

Independence of the Board

Care is taken to ensure that the Board of Directors is constituted of a substantial majority of individuals who qualify as Directors who are independent of management, in accordance with regulatory and stock exchange requirements.

To assist in determining the independence of its members, the Board has established Guidelines on the Independence of the Directors of Alcan Inc. (“Guidelines on Independence”), a copy of which is available on Alcan’s Internet site.

The definition of an Independent Director under the Guidelines on Independence encompasses the definition of an “independent” director within the meaning of the CSA Disclosure Practices and the rules of the New York Stock Exchange. Such a Director must not have any material relationship with Alcan, either directly or as a partner, shareholder or officer of a company that has a relationship with Alcan and must not have any interest or relationship which could reasonably be perceived to interfere with his or her ability to act with a view to the best interests of Alcan (an “Independent Director”).

The Guidelines on Independence also establish an additional, more stringent, definition of independence for members of the Audit, Human Resources and Nominating Committees. This heightened definition of independence conforms to the audit committee member independence qualification within the meaning of SOX implemented by a SEC rule. To meet SOX audit committee qualification, a director must not, directly or indirectly, accept any consulting, advisory or other compensatory fee from the company and not be an affiliated person of the company or any subsidiary other than in such director’s capacity as a member of the board or any committee.

Except for Richard B. Evans, President and CEO of Alcan, all Directors are Independent Directors. In particular, the Board has determined that Mrs. Morin-Postel and Messrs. Berger, Desautels, Fortier, Garten, Jacamon, Mansion, Morgan, Ruding, Saint-Pierre, Schulmeyer, Tellier and Wong are Independent Directors. To assist the Board with its determination, all Directors annually complete a detailed questionnaire about their business relationships.

In accordance with the Board charter and normal Company practices, Mr. Saint-Pierre is not a nominee, having reached retirement age. Mr. Morgan will not be standing for re-election for personal reasons.

The Board has a non-executive Chairman (Mr. Fortier); the Board has had a non-executive Chairman since 1995 and believes that the separation of the positions of CEO and Chairman contributes to allowing the Board to function independently of management. The Board charter describes the responsibilities of the Chairman of the Board and the chairmen of the Committees of the Board.

Mr. Fortier is a senior partner of Ogilvy Renault, one of a number of law firms that provide legal services for the Company. Ogilvy Renault had provided legal services to the Company for many years prior to Mr. Fortier becoming a Director. Mr. Fortier neither facilitates nor is involved in any legal services rendered to Alcan. Ogilvy Renault has confirmed that fees for all legal services rendered by it for Alcan in each of the past five years amount to less than 2% of Ogilvy Renault’s annual revenues.

Accordingly, the relationship with the law firm is not considered to be material in accordance with applicable stock exchange rules.

The Board has determined, in accordance with the Guidelines on Independence, that the services rendered are not material to the Company or to Ogilvy Renault and, accordingly, that Mr. Fortier is an Independent Director. However, because of the Company’s relationship with Ogilvy Renault and retention of the SOX audit committee qualification for members of the Audit, Human Resources and Nominating Committees, Mr. Fortier is not a member of those committees.

The Guidelines on Independence establish that no more than two Directors may serve together on the board of another publicly traded company. None of the Directors currently serve together on the board of any other publicly traded company.

According to their mandates as set out in their charters, the Board and each of its committees may engage outside advisors at the expense of the Company.

Proxy Circular 2007	Alcan Inc.

Majority Voting in Director Election

The Board of Directors has adopted a policy providing that, in an uncontested election of Directors, any nominee from whom a greater number of Shares are withheld from voting than are voted in favour of the nominee, will be expected to submit his or her resignation to the Chairman of the Board promptly. The Board, acting through the Corporate Governance Committee, will consider all relevant circumstances surrounding the nominee’s failure to obtain a majority vote and will, in the absence of compelling circumstances, accept the resignation. It is expected that the acceptance of a resignation would take place within 90 days of its submission. A Director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board of Directors or the Corporate Governance Committee at which the resignation is considered.
Committees

The Board has established four main committees, each of which is constituted by its own charter, by which the Board delegates certain of its functions as hereinafter set out. Each committee is made up solely of Independent Directors.

The committees of the Board are: the Corporate Governance Committee, the Audit Committee, the Human Resources Committee and the Environment, Health & Safety Committee. The Nominating Committee is constituted as a sub-committee of the Corporate Governance Committee.

The committee charters are reviewed annually and are posted on Alcan’s Internet site.
Corporate Governance Committee

The Corporate Governance Committee has the broad responsibility of regularly reviewing corporate governance practices in general within Alcan.

One of the Committee’s main duties is to maintain an overview of the composition and size of the Board. The Committee develops position descriptions for the Board of Directors, the Chairman and the chairman of each committee. These descriptions are included in the charter of the Board. The Committee has developed a CEO position description which is posted on Alcan’s Internet site. In the Guidelines on Independence, the Committee has developed standards to be applied in making determinations as to the presence or absence of material relationships between the Company and a Director.

The Corporate Governance Committee assesses and ensures on an annual basis the effectiveness of the Board as a whole, of each committee of the Board and of the contribution of individual Directors, including the CEO. Each Director completes a survey of Board and committee effectiveness on an annual basis, which covers matters under the categories of Board composition, responsibility, meetings and committees.

The Corporate Secretary will prepare a report of the results which will be discussed with the Committee. As part of this survey, each Director also completes a self-evaluation and an evaluation of other individual members of the Board. On a biannual basis, this exercise is conducted by an outside consultant to ensure candour. The results of these evaluations are compiled by the outside consultant and are received by the Chairman. The Chairman will discuss the peer review process with each Director and will summarize the process to the Committee. The Committee also assesses the Board’s relationship with management and recommends, where necessary, limits on management’s authority to act without explicit Board approval.
Nominating Committee

The Nominating Committee is a sub-committee of the Corporate Governance Committee, composed entirely of Independent Directors. It reviews candidates for nomination as Directors and these nominees will be recommended as candidates for election to the Board. The delegation of responsibilities to the Committee is provided in the charter of the Corporate Governance Committee.

When reviewing candidates, the Committee takes into consideration factors such as skill, judgment, independence, availability and business experience of the individual candidates and their expected contribution to the experience, diversity and skills set of the Board as a whole. A skills matrix was established to set out the various competencies and areas of expertise determined to be optimal for Board members to possess.

Proxy Circular 2007	Alcan Inc.

The various skills considered include the following:

•	former/active CEO;
•	geographic working experience;
•	financial acumen;
•	investment banking background;
•	manufacturing or industry background;
•	public policy/academic/government affairs background;
•	technology background;
•	human resources/compensation background;
•	large project experience; and
•	strategy and corporate development background.

The skills matrix is updated as required, reviewed by the Committee and is used to assist with the Board recruitment process. The minimum qualifications to be met by Directors are established in the Board charter.

The Committee may employ, and has done so in the past, third-party search firms for identifying and evaluating nominees. Mr. Garten was recommended for election to the Board by the Committee following a search conducted by an executive search firm.

Shareholders representing five per cent of the Shares may propose nominees for election as Directors by following the procedure set out in the CBCA. Accordingly, there is no need for Alcan to have a specific policy regarding Board nominees put forward by Shareholders.
Audit Committee

This Committee is established in accordance with the requirements of the CBCA, stock exchange rules and applicable securities laws and regulations, and is composed entirely of Independent Directors. Its roles and responsibilities are set out in its charter. The Committee’s main objective is to provide an effective overview of the Company’s financial reporting process and internal control functions. It assists the Board in fulfilling its functions relating to corporate accounting and reporting practices, as well as overseeing financial and accounting controls and reviewing and approving financial statements and proposals for the issuance of securities. The Committee also reviews the principal risks of the Company’s business such as volatility in metal prices, raw material and energy costs and foreign exchange rates and oversees the implementation of appropriate measures to manage such risks, including policies and standards relating to risk management.

With respect to compliance and disclosure matters, the Committee ensures that the Company has effective procedures relating to the timely disclosure of activities that would materially impact its financial statements and that all potential material claims against the Company have been properly evaluated, accounted for and disclosed.

The Committee reviews GAAP and non-GAAP financial information included within quarterly earnings releases. It reviews major accounting issues and expected changes in accounting standards and processes that may impact the Company.

The Board determines each Audit Committee member’s financial literacy and whether he or she has accounting or related financial expertise. All members of the Audit Committee have been determined to have the requisite level of financial literacy, namely the ability to understand fully balance sheets, income statements, cash flow statements and related notes to financial statements.

The Board has determined that at least one member of the Audit Committee, Mr. Desautels, is an audit committee financial expert as defined by securities rules.

Mr. Desautels serves on the audit committees of four public companies, including Alcan’s Audit Committee. The Board has determined that his simultaneous service on other audit committees does not impair his ability to effectively serve on the Company’s Audit Committee, because he has the required time available to serve on all the audit committees in question. The Company believes that Mr. Desautels’ service on the other audit committees is of significant benefit to it because of the experience such service provides.

The Audit Committee reviews the Company’s process for monitoring compliance and dealing with violations of Alcan’s Worldwide Code of Employee and Business Conduct. In particular, the Audit Committee has established procedures involving the Ombudsman’s office in relation to complaints or concerns received by the Company involving accounting or audit matters, including the

Proxy Circular 2007	Alcan Inc.

confidential and anonymous handling of such complaints and concerns from employees. The Ombudsman’s office has direct means of contact with the Audit Committee. See Code of Conduct and Policies on page 16 and Report of the Audit Committee on page 18.
Human Resources Committee

The Human Resources Committee has the broad responsibility to review all human resources policies and employee relations matters and to make recommendations with respect to such matters to the Board or the CEO, as appropriate. It is composed entirely of Independent Directors and its specific roles and responsibilities are set out in its charter. The Committee will periodically review the effectiveness of the Company’s overall management organization structure and its succession planning for senior management, review recommendations for the appointment of Executive Officers, and review and make recommendations to the Board based on trends and developments in the area of human resources management.

The Committee approves the Company’s general compensation strategy and oversees the development and implementation of compensation policies and programs. It also reviews and approves the level of, and/or changes in, the compensation of individual Executive Officers, taking into consideration individual performance and competitive compensation practices (see Report on Executive Compensation on page 20).

The Committee’s mandate also includes recommending the level of Directors’ compensation to the Board. See page 37 for a description of Directors’ compensation.

The Committee engages its own consultants to advise on the compensation practices of the Company including in comparison with comparator peer groups. Towers Perrin, the external consultant to the Committee, earned $460,000 in fees related to work on executive compensation matters for the Committee in 2006. The individuals who provide services to the Committee are excluded from providing services to the Company and their pay does not depend on Towers Perrin’s work for Alcan. In 2006, Towers Perrin billed $955,000 for general human resources services for the Company.
Environment, Health & Safety Committee

This Committee has the responsibility to review the policy, management practices and performance of Alcan in environmental, health and safety matters and make recommendations to the Board on such matters in light of current and changing requirements. The Committee also reviews, assesses and provides advice to the Board on worldwide policy as well as legal, regulatory and consumer trends and developments related to the environment, as they impact the Company, its employees, businesses, processes and products.
Meetings of the Board and Committees

The Board and the committees meet at pre-set times throughout the year and as needed.
Board and committee meetings held in 2006:

Board(1)	11

Corporate Governance Committee	5

Audit Committee(2)	9

Human Resources Committee	6

Environment, Health and Safety Committee	2

Nominating Committee	5

(1) Includes 3 telephone conference Board meetings.
(2) Includes 5 telephone conference Audit Committee meetings.

Proxy Circular 2007	Alcan Inc.

Attendance of current Directors in 2006:

Director	Board Meetings		Committee Meetings

Roland Berger	11 of 11	100%	5 of 5 (CGC)	100%
			5 of 6 (HRC)	83%
			2 of 2 (EHSC)	100%

L. Denis Desautels	11 of 11	100%	5 of 5 (CGC)	100%
			9 of 9 (AC)	100%
			5 of 5 (NC)	100%

Richard B. Evans	11 of 11	100%	(1)

L. Yves Fortier	11 of 11	100%	5 of 5 (CGC)	100%
			2 of 2 (EHSC)	100%

Jean-Paul Jacamon	11 of 11	100%	5 of 5 (CGC)	100%
			3 of 4 (AC) (2)	75%
			6 of 6 (HRC)	100%
			1 of 1 (EHSC) (3)	100%

Yves Mansion	11 of 11	100%	5 of 5 (CGC)	100%
			8 of 9 (AC)	89%
			1 of 1 (EHSC) (4)	100%

Gwyn Morgan	10 of 11	91%	4 of 4 (CGC) (4)	100%
			2 of 5 (HRC) (4)	40%	*

Christine Morin-Postel	11 of 11	100%	5 of 5 (CGC)	100%
			5 of 6 (HRC)	83%
			5 of 5 (NC)	100%

H. Onno Ruding	10 of 11	91%	5 of 5 (CGC)	100%
			4 of 5 (AC) (3)	83%
			1 of 1 (EHSC) (2)	100%

Guy Saint-Pierre	11 of 11	100%	5 of 5 (CGC)	100%
			6 of 6 (AC) (4)	100%
			6 of 6 (HRC)	100%

Gerhard Schulmeyer	11 of 11	100%	5 of 5 (CGC)	100%
			6 of 6 (HRC)	100%

Paul M. Tellier	11 of 11	100%	5 of 5 (CGC)	100%
			8 of 9 (AC)	89%
			2 of 2 (EHSC)	100%

Milton K. Wong	11 of 11	100%	5 of 5 (CGC)	100%
			8 of 9 (AC)	89%
			2 of 2 (EHSC)	100%

Committees Memberships:
CGC:	Corporate Governance Committee
AC:	Audit Committee
HRC:	HRC: Human Resources Committee
EHSC:	Environment, Health & Safety Committee
NC:	Nominating Committee

*	Upon joining the Board in January 2006, Mr. Morgan had indicated that in 2006 there would be a significant amount of overlap with existing commitments.
(1)	Mr. Evans attends Committee meetings at the request of the Committees.
(2)	member from 30 July 2006
(3)	member until 30 July 2006
(4)	member from 27 April 2006

The Board and the committees regularly invite members of management to attend meetings to report on relevant subjects and facilitate communication between the Directors and management. With respect to the Company’s strategic planning process, the Board discusses and reviews the Company’s strategic plans at meetings dedicated for such purposes. At Board meetings, financial plans and forecasts, business group or unit strategic plans and corporate development matters are presented by management and reviewed and approved by the Board.

There is no executive committee of the Board. At the next Board meeting following each meeting of a committee, the chairman of the committee reports to the Board on the committee’s activities. Minutes of committee meetings are provided to all Directors and all Directors have open invitations to attend meetings of committees on which they do not sit.

At every in-person meeting of the Board and, as necessary during telephone Board meetings, the Non-Executive Directors meet in executive session, presided by the Chairman, without senior management and non-Independent Directors being present. The procedure at in-person meetings is that the Board (including non-Independent Directors) will meet without members of senior management present at the beginning and end of each meeting. In addition, at the end of the meeting, the Independent Directors will meet without the non-Independent Directors present. Matters discussed during these sessions are included in the minutes of the meeting, as appropriate.

The Directors are expected to attend the annual meetings of Shareholders; all Directors attended the 2006 annual meeting of Shareholders.
Information to the Board

Alcan’s Corporate Secretary maintains a Directors’ Manual which provides a comprehensive review of the duties and responsibilities of the Directors, the role of the Board and each of its committees. The Directors’ Manual includes among other items: the articles of incorporation, the by-laws, the Directors’ standing resolutions, the Board and committee charters, Alcan’s insider trading, disclosure, environment, health and safety and competition law compliance policies, information on Director and Officer indemnification and insurance, the Guidelines on Independence of Directors, the Shareholder Rights Plan, the Worldwide Code of Employee and Business Conduct and information on Director responsibilities and liabilities. The information is updated as necessary.

The Corporate Secretary also maintains a manual for the Audit Committee which includes the Auditor services pre-approval procedure, the mandate of the Ombudsman (see below), the mandate of the disclosure committee (see below), the internal audit

Proxy Circular 2007	Alcan Inc.

department charter, the Code of Ethics for Senior Financial Officers (see below), the Alcan directive on employment relationships with Auditors and information on Audit Committee financial experts and on the responsibilities of members of the Audit Committee. Detailed current information on the Company, its finances and its operations are sent on a monthly basis to the Directors.

Particularly important information requiring urgent attention is conveyed immediately. New Directors spend time with members of senior management, including those involved in Alcan’s business operations, so that they can become rapidly familiar with the Company, its issues, businesses and operations.

Care is taken to ensure that new Directors understand the roles and responsibilities of the Board and its Committees, as well as the commitment level that Alcan expects of its Directors. Directors are expected to prepare thoroughly in advance of each meeting in order to actively participate in deliberations and decisions. Meetings are held involving the Board and management, enabling the Directors to become well acquainted with the Company’s businesses and managers. The Company funds Director education via seminars offered by third parties.

Director visits to Alcan plants and business locations are organized to give additional insight into Alcan’s business and operations. Recently, through these organized visits, Directors have visited the following Company’s operations: Alouette, Quebec (smelter), Vaudreuil, Quebec (alumina plant), Neuf-Brisach, France (specialty sheet), Issoire, France (aerospace sheet) and Dijon, France (food packaging). Individual visits by Directors of other sites are also organized.
Code of Conduct and Policies

Alcan has a Worldwide Code of Employee and Business Conduct that governs all employees of Alcan as well as the Directors. As an annex to the Code and supplemental thereto, the Company has adopted a Code of Ethics for Senior Financial Officers including the CEO, the Chief Financial Officer and Controller. Copies of these documents are posted on the Company’s Internet site. Alcan will promptly disclose any amendments to the codes on its Internet site. To date, the Board has granted no waivers from the Code. If the personal or business relationships or interests of Directors could conflict with those of the Company, Directors would be required to disclose the nature and extent of the conflict of interest. In the event of a conflict of interest, a Director would leave the relevant portion of the meeting and would not participate in the decision. Aside from human resources matters involving Mr. Evans (a Director who is also an employee), there have been no such matters in 2006.

In addition to the Code, the Company has adopted several corporate policies including policies on competition law, combating corrupt practices, disclosure, insider trading, record management, engagement of consultants and environment, health and safety.

The Company has “whistleblower” procedures so that an employee can confidentially or anonymously report concerns that he or she may have regarding compliance with corporate policies, the Worldwide Code of Employee and Business Conduct, applicable laws or auditing and accounting matters, by contacting the Ombudsman’s office as provided on the Company’s intranet site. The Ombudsman’s office can also assist the Audit Committee in the protection of any employee who complains of retaliation for acting as a whistleblower.
Disclosure Controls and Procedures and Internal Controls

In accordance with SEC rules implementing SOX and Canadian regulatory requirements, the CEO and the Chief Financial Officer each certify the accuracy and fair presentation of the information contained in annual and quarterly reports that are filed with regulatory authorities.

Applicable rules also require the design and maintenance of disclosure controls and procedures to ensure that material Company information is communicated to the certifying officers on a timely basis.

The CEO and Chief Financial Officer certifications also require that the certifying officers disclose to the Audit Committee and Auditors any significant deficiencies and material weaknesses in the design or operation of internal control over financial information that are reasonably likely to adversely affect financial reporting.

Proxy Circular 2007	Alcan Inc.

To assist in the certification process, an extensive system of recording and evaluating disclosure controls and procedures is in place, using business group and central function risk assessments and back-up certifications. In addition, a disclosure committee composed of management has the responsibility for the accuracy and timeliness of the disclosure of material information.

The Company’s annual report on Form 10-K for the fiscal year ended 31 December 2006 will contain an assessment of the effectiveness of Alcan’s internal control over financial reporting by management, as required by sec. 404 SOX which was implemented by a SEC rule. Management has evaluated the effectiveness of these controls and the Auditors have provided an attestation of management’s evaluation of internal control over financial reporting.
Role of management

The Board is not involved in the day-to-day management and functioning of the Company. It grants senior management this responsibility, subject to the Board’s overall stewardship responsibilities.

Alcan management is responsible for conducting the business and operations of the Company in accordance with a business strategy approved by the Board.

Management’s authority to act in certain matters that could have a significant impact on the Company, including decisions by the CEO, is subject to prior Board approval as described above. Before being submitted to the Board, certain matters such as dividends, issuance of securities, annual reports and significant investment/divestment proposals are prepared and reviewed by management with external professional advice, as necessary.
Shareholder/Investor Communications

In order to respond to Shareholders’ questions and concerns, Alcan maintains an experienced investor relations staff whose responsibility is to provide accurate, timely and non-selective information and analysis to the investing community in accordance with Alcan’s disclosure policy. This policy has been established in compliance with applicable legal disclosure requirements in Canada and in the U.S. and is regularly reviewed. The investor relations staff meets periodically with investors and analysts and is accessible to Shareholders by telephone during business hours. The quarterly earnings conference calls with analysts and institutional investors are broadcast live and are accessible on Alcan’s Internet site. Presentations at investor conferences are promptly made available on the Internet site. These services facilitate the reception of Shareholder comments.

Shareholders and other interested parties may communicate with the Board by contacting the Corporate Secretary’s office, including in relation to any complaints regarding accounting, internal accounting controls or auditing matters. All communications received will be reviewed and, as appropriate, delivered to members of the Board, including the Chairman. The process for communication with the Corporate Secretary’s office is posted on Alcan’s Internet site.
Corporate Governance Documents on the Web

The charters of the Board and each of the Committees, the CEO position description, the Worldwide Code of Employee and Business Conduct, the Code of Ethics for Senior Officers, the Guidelines on Independence and the Majority Director election policy as well as contact details are posted on Alcan’s Internet site (www.alcan.com).
The Corporate Governance Committee
L. Yves Fortier, Chairman of the Committee
Roland Berger
L. Denis Desautels
Jean-Paul Jacamon
Yves Mansion
Gwyn Morgan
Christine Morin-Postel
H. Onno Ruding
Guy Saint-Pierre
Gerhard Schulmeyer
Paul M. Tellier
Milton K. Wong

Proxy Circular 2007	Alcan Inc.

Report of the Audit Committee
In accordance with its charter, the Audit Committee of the Board is responsible for overseeing Alcan’s financial reporting process and internal control functions for which management has primary responsibility. The Audit Committee’s roles and responsibilities are summarized on page 13 and are set out in its charter posted on Alcan’s Internet site.

Management has primary responsibility for the preparation of the Company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The Auditors have responsibility to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with generally accepted auditing standards, the Auditors are responsible for expressing an opinion on the financial statements and internal controls. The Audit Committee monitors and oversees all of these processes.

The Audit Committee regularly discusses and receives written communication from the Auditors on: (1) the independence of the Auditors from Alcan; (2) all critical accounting policies and practices used in the audit; (3) all alternative treatments of financial information within GAAP; (4) the quality and not just the acceptability of the Company’s accounts; and (5) the matters required to be communicated under generally accepted auditing standards.

The Audit Committee regularly meets separately with the Auditors and with Alcan’s chief internal auditor, without management present, to review the results of their audits, their evaluation of internal controls, the quality of Alcan’s accounting and financial reporting and other appropriate matters.

The Audit Committee reviews the Company’s audited and unaudited financial statements and discusses them with management and the Auditors. In the case of the annual audited financial statements and related management discussion and analysis, the Committee reviews them and makes recommendation to the Board for their approval and inclusion in the Company’s annual report on Form 10-K. In the case of the unaudited interim financial statements and related management’s discussion and analysis, the Committee approves the Company’s quarterly earnings releases and quarterly reports on Form 10-Q.

The Audit Committee has reviewed and approved the fees paid for audit services and fees paid to the Auditors for other services (see Auditors on page 19) and has considered whether the fees paid for such other services are compatible with maintaining the Auditors’ independence.

In accordance with the CBCA, the Shareholders appoint the Company’s Auditors. In carrying out its responsibilities, the Audit Committee has reviewed the qualifications and performance of the Auditors and recommends to the Board and to the Shareholders that PricewaterhouseCoopers LLP, Montreal, Canada be appointed as Auditors at the Meeting.
The Audit Committee
L. Denis Desautels, chairman of the Committee
Jean-Paul Jacamon
Yves Mansion
Guy Saint-Pierre
Paul M. Tellier
Milton K. Wong

Proxy Circular 2007	Alcan Inc.

Auditors
PricewaterhouseCoopers LLP and its predecessor (Price Waterhouse) have been Alcan’s Auditors since 1936.

In addition to performing the audit of Alcan’s consolidated financial statements, PricewaterhouseCoopers LLP provided other services to the Company and its Subsidiaries.

Fees by category for each of 2005 and 2006 are:

	2005	2006
	($‘000)	($‘000)

Audit Fees	22,385	18,897

Audit-Related Fees	969	762

Tax Fees	238	360

All Other Fees	99	0

Total	23,692	20,119

“Audit fees” include professional services for the audit of consolidated financial statements and local statutory audit work. Included in the audit fees for 2006 are fees incurred in connection with audit work related to Alcan and the assessment of internal controls over financial reporting in accordance with sec. 404 of SOX. “Audit-related fees” include fees for financial due diligence, internal control reviews and the audit of the Company’s pension benefit plans. “Tax fees” include tax compliance services and tax advisory services.

The Audit Committee has considered whether the provision of those services other than audit services is compatible with maintaining the Auditors’ independence and has concluded that they are. The Audit Committee approved a procedure that prohibits the Company from engaging the Auditors for certain non-audit services specified by SOX.

The Audit Committee reviews with the Auditors and Alcan’s chief internal auditor the overall scope and plans for their audits of the Company and its Subsidiaries. The Audit Committee determines their independence and makes recommendations for the appointment of auditors. The services related to the annual audit of the Company’s consolidated financial statements is approved by the Audit Committee on an annual basis. The chairman of the Audit Committee reviews the terms of engagement of the Auditors and signs the audit engagement letter.

All permitted Auditors’ services are pre-approved according to procedures established by the Audit Committee through established procedures; these are limited to audit services, audit-related services, certain tax services and other permitted services. The Company’s Auditors are only retained for tax services and other permitted services when there are particular reasons for preferring the Auditors over other service providers. Significant audit and non-audit services are subject to specific pre-approval. Management makes regular updates to the Audit Committee of the services rendered by the Auditors. The Audit Committee also discusses with the Auditors the quality, and not just the acceptability of the Company’s accounting principles, and obtains their assurance that the audit was conducted in a manner consistent with applicable laws and regulations. The Audit Committee receives regular reports from the Auditors at each of their meetings. The Company has a formal procedure that establishes rules on the Company’s employment of the Auditors’ former employees.

The Auditors, the Audit Committee and management maintain regular and open communication in relation to the audit of the Company’s financial statements. There were no disagreements between the Auditors, the Audit Committee and management on matters affecting the audit of the Company’s financial statements.

In addition, the Auditors reviewed Alcan’s unaudited 2006 quarterly financial statements and have discussed these and the quarterly earnings press releases with management and members of the Audit Committee prior to their issuance.

Proxy Circular 2007	Alcan Inc.

Report on Executive Compensation
General
The Human Resources Committee of the Board (“Committee”) is responsible for approving the compensation policy for the Company’s executives. The executive compensation strategy recognizes the importance and contribution of highly effective leaders in improving the performance of the Company and to maximize value for Shareholders.

The Committee has established specific objectives to:

•	attract, retain and motivate highly qualified individuals;

•	align the interests of executives with those of Shareholders;

•	reward executives for achieving specific business and strategic objectives; and

•	encourage talented personnel within the Company to aspire to executive positions.

The Committee conducts periodic comprehensive reviews of the compensation of the Company’s executives around the world and the effectiveness of its compensation policies. The Committee is assisted by a consultant employed by Towers Perrin (see page 14 for more detail), in its study of other global companies based in North America, Europe and Asia.

In 2006, the Company undertook a strategic compensation review overseen by the Committee. The objective of this review was to better reflect Alcan’s business strategy with competitive compensation practices and to achieve a more uniform and global approach in regard to compensation. The review was considered advisable as the Company had undergone significant changes in the past few years since the last major compensation review. The strategic compensation review resulted in changes to several aspects of total direct compensation. Certain of the changes were implemented in 2006 as described below.

The total direct compensation policy, which covers base salary, annual incentives (bonus) and long-term incentives, is aligned with prevalent competitive median compensation practices. Compensation data is obtained from two different compensation surveys: (1) a peer group of 25 companies constituting a broad range of relevant material and resource companies, the composition of which was revised following the strategic compensation review; and (2) a group composed of 124 large multinational companies with revenues of $10 billion or more.

Both the short-term and long-term incentive plans are aligned with the Company’s governing objective to maximize value over time. The details of the elements of executive compensation and incentive programs, which applied in 2006, are outlined below.
Compensation of the executive officers
Total direct compensation levels reflect both the responsibility of each position (internal equity) and competitive market levels (external competitiveness). The total compensation policy is targeted at the median of the compensation peer group referred to above.
In order to ensure greater equity among certain senior Executive Officers, their compensation is set against US competitive compensation practices, irrespective of the countries in which they work. Executive Officers may elect to receive their annual compensation in local currency according to the annual average exchange rate of the previous year.
Relative Weighting of Each Compensation Element
The relative weighting of each element of compensation (base salary, short-term and long-term incentive) is aligned with the Executive Officers’ ability to influence business results, ensuring appropriate emphasis on each performance period. The incentive opportunity varies with the individual Executive Officer’s level of responsibility and is established through regular reviews of competitive practice. The table below shows the percentage of each component that comprises the Executive Officers’ total direct

Proxy Circular 2007	Alcan Inc.

compensation, averaged in relation to the title indicated.

Title	Base Salary	Short- Term Incentive	Long- Term Incentive

CEO	14%	17%	69%

Executive Vice Presidents	21%	18%	61%

Senior Vice Presidents	24%	18%	58%

Vice Presidents	39%	21%	40%

Base Salary

The target base salary is the mid-point of a salary range for an Executive Officer and reflects the competitive level of similar positions in the compensation peer group. Actual base salaries for Executive Officers reflect the individual’s performance and contribution to the Company. Base salaries of Executive Officers are therefore reviewed annually and any proposed changes are approved by the Committee before implementation.
Short-Term (Annual) Incentive Plan

The Company’s short-term incentive plan, known as the Executive Performance Award (“EPA”) Plan, is approved by the Committee. For each Executive Officer’s position, a target award is set (expressed as a percentage of the mid-point of base salary) reflecting both the responsibilities of the position and competitive compensation levels. For 2006, the EPA had two components, each based on a different aspect of performance:

1.	Economic Value Added (“EVA” – a registered trademark of Stern Stewart & Co.). Ninety percent of the incentive compensation opportunity of an Executive Officer is based on the overall profitability of the Company and/or the relevant business group as measured against the quantifiable financial metric EVA. Actual amounts paid under this component are subject to certain adjustments for factors such as accounting changes, strategic changes, metal prices and exchange rates.

2.	Environment, Health and Safety (“EHS”) objectives. Ten percent of the incentive compensation opportunity of an Executive Officer is based on the achievement of the EHS objectives as measured against pre-established targets. The achievement of the objectives is validated by the Committee for the Company and the business groups. In 2006, the five objectives using both leading and lagging indicators of performance were: i) recordable case rates; ii) serious injuries rates; iii) environmental impact intensity; iv) EHS risk initiatives; and v) strategic initiatives for the business groups. Each of these objectives has a target of 2% of the EHS compensation component of the EPA.

Both components of the EPA for Executive Officers who are part of corporate head office are contingent upon performance versus the pre-established targets for the Company. In the case of Executive Officers who are responsible for a business group, both components of the EPA are contingent on meeting the pre-established targets of their respective business group in respect of 70% of the total EPA with the remainder based on the performance of the Company.

The EPA targets for both components are developed on a bottom-up basis with each business group aggregating results from all of their business units to obtain an overall target for its business group. The corporate function’s target is an aggregate of each of the business group’s targets and the corporate budget.

The overall EPA award paid is the sum of the weighted results of each component (i.e., EVA and EHS) modified where appropriate to reflect particular circumstances by rating for individual performance and contribution to the Company.

The award paid may vary from zero when the results achieved are at or less than the minimum threshold level set by the Committee, to 200% of the target award when the results achieved are at or exceed the upper threshold level which was set by the Committee.

For 2006, the Committee approved EPA awards for Executive Officers that were generally above the target amounts reflecting performance that was generally above target.

Proxy Circular 2007	Alcan Inc.

The following table sets out for each component of the EPA the respective ratings and the payout.

EVA and EHS Ratings for EPA results

	Bauxite and Alumina	Primary Metal	Engineered Products	Packaging	Total Alcan

EVA Rating	78%	129%	200%	130%	118%
90% of EVA Rating	70%	116%	180%	117%	106%

EHS Rating	38%	150%	122%	151%	147%
10% of EHS Rating	4%	15%	12%	15%	15%

Payout	74%	131%	192%	132%	121%

The following table sets out the EPA ratings for the Named Executive Officers in 2006, expressed as a percentage of their EPA targets.

Name(1)	EVA (90%)	EHS (10%)

Richard B. Evans	113%(2)	147%

Michael Hanley	113%(2)	147%

Michel Jacques(3)	171%	131%

Christel Bories(4)	129%	148%

David L. McAusland	118%	147%

(1)	T. Engen was paid a prorated target EPA.
(2)	CEO and Chief Financial Officer excluded from certain adjustments.
(3)	Prior to 1 December, M. Jacques held a similar position in the Engineered Products Group.
(4)	Prior to 1 December, C. Bories held a similar position in the Packaging Group.

As a bridging measure until an updated EPA Plan takes effect for 2007 (see below), the Committee approved the Supplemental Short Term Incentive Plan (“SSTIP”) which had the objective of motivating the achievement of specific individual objectives to support the improvement of Shareholder value. The Executive Officers except the CEO were eligible to participate in the SSTIP. The target payout under the SSTIP is 10% of the mid-point of each Executive Officer’s base salary range: i) 5% based on the Executive Officer’s contribution to the reduction of Alcan’s selling, general and administrative expenses, and ii) 5% based on the achievement of two individual performance objectives. The SSTIP covered a total of 84 senior employees with an aggregate cash award of $2.6 million. Payouts under the SSTIP averaged 117% of the target amounts. The amounts of the SSTIP awards for the Named Executive Officers in 2006 are set out in the Summary Compensation Table (see page 28).
Long-Term Incentive Plan

Long-term incentive compensation for the most senior executives is provided through (1) the Alcan Total Shareholder Return (“TSR”) Plan and (2) the Alcan Restricted Share Unit Plan (“RSU Plan”). In 2006, Executive Officers received half of their target long-term incentive compensation value from each of these two plans. The details for the two plans are described below.

1.	The Company’s TSR Plan aligns the interests of executives with those of Shareholders by rewarding them for maximizing value over time through relative Share price increases.

The TSR Plan is a US dollar-denominated cash incentive plan that provides performance awards to eligible employees based on the Company’s Share price and cumulative dividend yield performance relative to the performance of the companies included in the Standard & Poor’s (“S&P”) Industrials Index on the New York Stock Exchange over a three-year period (“Performance Period”).

The award amount, if any, is based on the Company’s relative Total Shareholder Return performance, as defined in the TSR Plan, and on the ranking of the Company against the other companies in the S&P Industrials Index at the end of the Performance Period. If the Company’s Total Shareholder Return performance ranks below the 30th percentile rank of that of the companies in the index, the employee will not receive any award for that Performance Period. At the 30th percentile rank, the employee will be paid an award equal to 60% of the target for that Performance Period. At the 50th percentile rank, the employee will earn a payout of 100% of the target, and at or above the 75th percentile rank, the employee

Proxy Circular 2007	Alcan Inc.

will earn a payout of 300% (i.e. the maximum payout). The actual amount of award (if any) will be prorated between the percentile rankings.

Effective 20 September 2006, further to the strategic compensation review, the TSR Plan was amended. The amendments apply to all awards issued on or after that date. Including the 2006 grant referred to below, the comparator group of companies was changed from the S&P Industrials Index to the S&P Materials Index to better reflect the Company’s performance among comparable companies. Furthermore, the maximum payout amount has been modified. At or above the 75th percentile rank, the employee will earn a maximum award of 250% (rather than 300%) of the target. The actual amount of award (if any) will continue to be prorated between the percentile rankings.

In addition, the TSR Plan was amended to allow eligible employees with the option to receive an additional 20% of their payout if they elect to exchange the TSR payout into a long-term Company equity-related investment.

Fiscal residents in Canada will be entitled to exchange their TSR Plan payout into Deferred Share Units in accordance with the Executive Deferred Share Unit Plan (see below) and to receive an additional 20% Deferred Share Units of the TSR payout exchanged. The 20% Company match is to encourage the employees to commit to a long-term investment in the Company.

In 2006, an aggregate TSR Plan target award of $15,715,019 was granted to 102 key employees around the world. The actual amount of cash awards, if any, in relation to this target will be paid in 2009. The amount of the award is expensed in the Company’s income statement throughout the Performance Period.

For more details on TSR Plan grants, see page 33.

In 2006, an aggregate cash award of $4,304,275 was paid out to 60 key employees for the Performance Period that commenced 1 October 2003 and terminated on 30 September 2006. This cash award was the subject of an adjustment for the Company’s performance before and after the spin-off of Novelis Inc. on 6 January 2005 The total cash payout was 42% of the target award.

2.	The practice of granting options under the Alcan Executive Share Option Plan (“Options”) (see page 29) and Stock Price Appreciation Units under the Stock Price Appreciation Unit Plan (“SPAUs”) (see page 32) in connection with long-term incentive plan has been suspended in favour of granting Restricted Share Units in accordance with the RSU Plan (“RSUs”). The RSU Plan was introduced in September 2006 following the strategic compensation review.

The purpose of the RSU Plan is to encourage the long-term financial success of the Company by promoting alignment of interests between participating executives and Shareholders. The Company suspended the granting of Options/ SPAUs and introduced the RSU Plan to align itself with evolving practices.

The RSU Plan provides for the granting of RSUs to eligible participants. RSUs are notional share equivalents with the underlying value of the Company’s Shares. The RSUs will have a vesting period of no longer than three years (“Vesting Period”). The participants will also be credited additional RSUs corresponding to dividends on Shares.

The RSUs are redeemed in cash at the end of the Vesting Period based on the Fair Market Value (defined as the average of the closing prices of the Common Shares on the New York Stock Exchange over the previous 21 trading days) on that date multiplied by the number of RSUs held by the participant.

On 20 September 2006, RSUs were awarded with a three-year Vesting Period. The participants will be awarded an additional 20% of the RSU value in the form of a Company incentive if a participant elects to exchange the RSUs into a long-term Company equity-related investment.

Fiscal residents in Canada will be entitled to exchange their RSUs into Deferred Share Units in accordance with the Executive Deferred

Proxy Circular 2007	Alcan Inc.

Share Unit Plan (see below) and to receive an additional 20% Deferred Share Units of the RSUs exchanged. The 20% Company match is to encourage these executives to commit to a long-term Company equity-related investment.

On 6 December 2006, the Committee approved a subplan to the RSU Plan to be applicable to fiscal residents in France (“French RSU Plan”) and granted them RSUs with a two-year vesting period (“French Vesting period”). The adoption of the French RSU Plan was necessary to accommodate the French fiscal regime. At the end of the French Vesting Period, the French participants will receive the same number of Shares in exchange of their RSUs. Any dividend declared during the French Vesting Period will be paid in cash. The French participants will not be entitled to dispose of the Shares for two years from the end of the French Vesting Period. Prior to the end of the French Vesting Period, a French participant may elect to hold the Shares until termination of employment (retirement, resignation or death). If such election is made, the French participant will be entitled to receive an additional 20% of RSUs that will also be subject to another two-year French Vesting Period and two-year holding period.

In 2006, a total of 1,098,900 RSUs were granted to 793 key employees around the world. The actual amount of the award will be paid in 2009, or 2008 in the form of Shares in the case of the French RSU Plan. The amount of the award is expensed in the Company’s income statement over the vesting periods.

Executive Deferred Share Unit Plan

Under the terms of the Executive Deferred Share Unit Plan (“EDSU Plan”), executives with fiscal residence in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units (“EDSUs”) with a value between 10% and 100% of their EPA award for that year, instead of a cash payment. These executives may also elect to receive EDSUs for their TSR Plan award for the Performance Period then ending and for their RSU award for the Vesting Period then ending, instead of a cash payment in each case. As described above, following the compensation review, eligible executives who make this election would also receive from the Company an additional 20% of EDSUs for their TSR Plan payout and RSUs exchanged to encourage these executives to commit to a long-term investment in the Company. The ability to elect to receive EDSUs for the TSR Plan award and the 20% Company match is subject to a pending ruling from Canadian taxation authorities.

The number of EDSUs is determined by dividing the amount elected by the average Share price on the Toronto and New York stock exchanges at the end of the preceding year for the EDSUs related to the EPA and at the end of the Performance Period for the EDSUs related to the TSR Plan. The number of EDSUs for the RSU Plan will equal the number of RSUs at the end of the Vesting Period. Additional EDSUs, which correspond to dividends declared on Shares, are credited to each holder.

The EDSUs are redeemable only upon termination of employment (retirement, resignation or death) and therefore EDSUs align the interest of participating Executive Officers with those of Shareholders. The cash amount to be paid by the Company upon redemption will be calculated by multiplying the accumulated balance of EDSUs by the average Share price on the said exchanges at the time of redemption.
Executive Share Ownership Guidelines

As a result of the strategic compensation review, the Committee approved Share ownership requirements for Executive Officers to align their interests with those of Shareholders by having a portion of the Executive Officer’s wealth tied with the performance of the Company. The requirements are in proportion to the Executive Officer’s compensation and position and must, in each case, be attained by the Executive Officers by the later of 31 December 2009 or the third anniversary of their becoming Executive Officers, through holdings of the Company’s Shares, RSUs, EDSUs and units in savings plans.

The following tables set out the minimum ownership requirements and the holdings of the Named Executive Officers as at 31 December 2006

Proxy Circular 2007	Alcan Inc.

using the closing of the Company’s Share on the last trading day prior to year-end ($48.74).

Title	Minimum Ownership
Requirement

CEO	5 times salary

Executive and Senior Vice Presidents	3 times salary

Vice Presidents	1 time salary

	Minimum	Ownership	Current
	Ownership	Value at	Ownership
	Requirement to	31	Multiple
	be attained by	December	of
Name	31 December	2006	Salary
	2009	$
	$

Richard B. Evans	5 times	7,073,058	6.4

Michael Hanley	3 times	1,597,764	2.7

Michel Jacques	3 times	1,425,102	2.5

Christel Bories	3 times	1,338,400	2.3

David L. McAusland	3 times	1,564,106	3.1

Changes for 2007
For 2007, as a result of the strategic compensation review, the Committee approved a change to the determination of the two components of the EPA Plan. The EPA Plan will be divided as follows: i) 70% of the incentive compensation based on EVA which is further divided into 70% for the individuals own reporting unit and 30% for the next highest reporting unit, and ii) 30% which represents individual and/or team targets with a component relating to EHS objectives.
Compensation of the chief executive officer
The CEO’s annual compensation is administered by the Board, based on the review of the CEO’s performance by the Committee and on its recommendations according to the policies described above.
Mr. Engen, the former CEO, retired from Alcan on 11 March 2006. From 1 January 2006 to 11 March 2006, he was paid a base salary of $295,455 (prorated on the basis of his annual salary of $1,500,000) and a prorated target EPA award in the amount of $479,452. The terms of Mr. Engen’s employment agreement provide that all Options granted and TSR awards will vest over their entire terms.
Mr. Evans became CEO on 12 March 2006 and entered into a new employment agreement with Alcan.
The Board of Directors initially set Mr. Evans’ compensation on a competitive level with other US chief executive officers of global companies of similar size and also provided Mr. Evans with a comparable level of compensation to the compensation offered by comparable US companies. Decisions pertaining to the CEO’s compensation are based on the Board evaluation of the CEO’s performance relating to financial and strategic objectives which are consistent with the performance metrics of the EPA (see page 21).
The CEO’s total direct compensation (base salary, target annual incentives and target long-term incentives) was set by the Committee between the 25th and the 50th percentiles of the US market to reflect his recent appointment as CEO.
In 2006, Mr. Evans’ annual base salary was $1,100,000 upon his appointment. An annual EPA award based on an established target and on performance objectives was paid. For 2006, the target was 125% of the base salary. The Board effected a positive EPA adjustment of $100,000 reflecting Mr. Evans individual performance. The total EPA amount paid for 2006 was $1,611,542.
As part of his long-term incentive, Mr. Evans received a target compensation value of five times the amount of his annual base salary of which one-half will be in RSUs under the RSU Plan and the other half under the TSR Plan. He received 72,100 RSUs which is based on a compensation value of $2,750,000. The RSUs will be payable at the end of the three-year Vesting Period (19 September 2009) under the terms and conditions of the RSU Plan (see page 23). He also received a TSR target cash award of $2,750,000 payable at the end of the three-year Performance Period (30 September 2009) under the terms and conditions of the TSR Plan (see page 33).
To reflect the time between his appointment as CEO and the Company’s annual award of long-term incentive compensation, Mr. Evans has been granted an Option to purchase 167,250 Common Shares representing 50% of the target long-term incentive compensation value. This performance-based “C” Option was granted on 13 March 2006 at an exercise price of Can. $49.59 per Share with a compensation value of $2,750,000, based on a Lattice model evaluation (see page 29). The Lattice or binomial model is essentially a mathematical decision tree which divides the life of the long-term incentive into time periods, where the share price is modeled to move either up or down according to a probability derived from the input factors.
Mr. Evans received a TSR cash payout of $405,087 for the three-year period that commenced 1 October 2003 and terminated on 30 September 2006.

Proxy Circular 2007	Alcan Inc.

The employment agreement provides that Mr. Evans could elect to receive his additional pension entitlement as CEO, either in the form of a pension or as an amount payable in the form of stock units. Mr. Evans elected to receive the entitlement in the form of a pension in the Alcan Pension Plan for Officers. Mr. Evans will continue to participate in the Alcan Pension Plan for Officers and his pension entitlement will be calculated to reflect his pensionable earnings (see page 35).
The portion of Mr. Evans’ compensation attributable to services rendered in Canada is adjusted so that his net income after taxes is the same as it would have been in the United States.
Mr. Evans is eligible for a termination payment in the event his employment is terminated by the Company without cause prior to the age of 63, in which case Mr. Evans will receive an amount equal to twice the sum of his base salary and target bonus on the termination date. In the event of termination after the age of 63, Mr. Evans will be entitled to a severance amount reduced on a proportionate basis for each month to age 65.
In case of termination of employment prior to age 65, Mr. Evans’ pension entitlement will be calculated on the basis of termination on the earlier of two years following the actual date of termination and the date he reaches the age of 65. Mr. Evans would also be entitled to the acceleration of vesting of all Options.
In addition, Mr. Evans and the Company entered into a change of control agreement which would be effective upon the occurrence of two events: (1) a change of control of the Company; and (2) the termination of employment either by the Company without cause or by him for defined reasons. In such cases, Mr. Evans would be entitled to an amount equal to 36 times the sum of his (a) monthly base salary on the date of termination and (b) monthly EPA guideline amount in effect at the date of termination. He would also be entitled to an amount determined under the RSU Plan and the TSR Plan.
The table below highlights the salary, bonus and other annual compensation earned and the expected value of the long-term compensation awarded to Mr. Evans in 2006 as established by the Committee.

Compensation	2006		2005	2004

Base salary	1,037,262		781,200	781,200

EPA	1,611,542		950,000	932,257

Other annual compensation(1)	1,088,847		368,346	656,598

Grant of Options(2)	2,750,000	(3)	1,571,500	1,588,500

Grant of RSUs	2,750,000	(4)	—	—

Grant of TSR Plan target cash amount(5)	2,750,000		1,571,500	1,588,500

Current service cost(6)	364,000		216,000	195,000

Total	12,351,651		5,458,546	5,742,055

(1)	Detailed information on these amounts is presented in the “Summary Compensation Table” on page 28.

(2)	Target long-term incentive value of the Options. Actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise.

(3)	One time grant for the time between the date of appointment as CEO and normal annual long-term incentive compensation date.

(4)	Target long-term incentive value of the RSUs. Actual payment will depend on the Fair Market Value of the RSUs as calculated in accordance with the RSU Plan (see page 23 for a description of the RSU Plan).

(5)	Not in the form of a payment — the target amount under the TSR Plan for the Performance Period (see page 22 for a description of the TSR Plan). Actual payment, if any, will depend on the total shareholder return as calculated in accordance with the TSR Plan. In 2006, Mr. Evans received a TSR Plan cash award of $405,087 for a TSR Plan target granted in September 2003 for the three-year period which commenced on 1 October 2003 and terminated on 30 September 2006 (see above).

(6)	Annual pension service cost is the value of the projected pension benefit attributable by the pension benefit formula to services rendered in the specific year.
Approval of this Report on Executive Compensation
The Committee, whose members are named below, has approved the issue of this report and its inclusion in this Circular.

Gerhard Schulmeyer, chairman of the Committee
Roland Berger
Jean-Paul Jacamon
Gwyn Morgan
Christine Morin-Postel
Guy Saint-Pierre

Proxy Circular 2007	Alcan Inc.

Performance Graphs
The following graphs compare the cumulative total Shareholder return on Can. $100 and US $100 invested in Shares with the cumulative total return of the Standard & Poor’s/Toronto Stock Exchange Composite Index, assuming reinvestment of all dividends.
Additional comparisons are provided with respect to two U.S. Dollar-based indices, the Standard & Poor’s Industrials Index and the Standard & Poor’s Diversified Metals & Mining Index. The Company intends to replace the Standard & Poor’s Diversified Metals & Mining Index with the Standard & Poor’s Materials Index, because while the former is an index of companies that are in the metals and mining industry, the latter comprises companies whose businesses are more closely comparable to those of the Company. In accordance with statutory requirements, both of these indices are included this year. The Company believes the comparisons with the additional indices are appropriate.
Canadian dollar table
US dollar table

31 December	2001		2002		2003		2004		2005		2006

	Can. $	US $	Can. $	US $	Can. $	US $	Can. $	US $	Can. $	US $	Can. $	US $

Alcan Inc.	100	100	83	83	110	136	108	144	100	137	121	166
S&P/ TSX Composite Index	100	100	88	88	111	136	127	168	158	216	185	253
S&P Industrials Index	100	100	76	76	79	98	81	108	82	112	94	129
S&P Diversified Metals & Mining Index	100	100	94	85	106	152	111	154	113	184	134	233
S&P Materials Index	100	100	84	95	124	131	117	148	135	155	171	183

Proxy Circular 2007	Alcan Inc.

Executive Officers’ Compensation
The following table sets out the compensation for the CEO, the former CEO, the Chief Financial Officer and the three other most highly compensated Executive Officers (collectively, the “Named Executive Officers”) for the year ended 31 December 2006 and for each of the two preceding years.
Summary Compensation Table

							Long-Term Compensation

		Annual Compensation					Awards				Payouts

							Shares Under
							Options or
							Appreciation		Shares or		Long-Term
Name and					Other Annual		Units		Restricted		incentive Plan		All Other
Principal Position	Year	Salary	Bonus		Compensation		Granted		Share Units		Payouts		Compensation
			(1)(2)		(3)		(4)(5)		(6)(7)		(8)		(3)
		($)	($)		($)		(#)		($)		($)		($)

Richard B. Evans	2006	1,037,262	1,611,542	(9)	1,088,847	(10)	167,250	(11)	2,845,066	(12)	405,087	(13)	41,529
President and Chief	2005	781,200	950,000		368,346		141,500	(11)	0		2,200,673		35,396
Executive Officer							5,702	(14)
	2004	781,200	932,257		656,598		110,700	(11)	0		0		32,966

Travis Engen (15)	2006	295,455	479,452	(9)	16,927		0		—		1,815,690		118,363
Former President and	2005	1,500,000	3,500,000		(942,664	) (16)	450,100	(11)	0		5,642,750		80,775
Chief Executive Officer	2004	1,350,000	2,031,750		402,073		348,000	(11)	0		0		96,031

Michael Hanley	2006	600,000	719,586	(17)	33,230		0		1,152,232	(12)	159,989		16,729
Executive Vice President	2005	550,358	625,000		31,524		84,600	(11)	0		800,819		13,672
and Chief Financial	2004	404,300	410,202		29,045		33,600	(11)	0		0		10,368
Officer

Michel Jacques (18)	2006	495,250	805,166	(17)	120,248	(19)	0		775,389	(12)	152,351		11,009
Senior Vice President and									358,416	(20)
President and Chief	2005	427,700	731,756		135,710		55,700	(21)	0		181,350		0
Executive Officer,	2004	407,700	689,257		176,399		39,300	(21)	0		0		56
Primary Metal Group

Christel Bories (22)	2006	552,083	584,914	(17)	32,698		0		1,336,593	(23)	0		0
Senior Vice President and	2005	520,000	477,071		6,845		69,200	(11)	0		0		0
President and Chief	2004	490,000	625,165		13,542		48,000	(11)	0		0		0
Executive Officer,
Engineered Products Group

David L. McAusland	2006	506,000	653,344	(17)	31,609		0		775,389	(12)	668,086	(24)	18,383
Executive Vice President	2005	440,600	590,000		29,169		69,200	(11)	0		840,770		14,756
Corporate Development and	2004	440,600	721,384		27,255		48,000	(11)	0		0		13,040
Chief Legal Officer

(1)	See page 21 for description of the Executive Performance Award Plan.

(2)	See page 22 for description of the Supplemental Short Term Incentive Plan.

(3)	See Other Compensation on page 29.

(4)	See page 29 for description of the Alcan Executive Share Option Plan.

(5)	See page 32 for description of the Alcan Stock Price Appreciation Unit Plan.

(6)	See page 24 for description of the Executive Deferred Share Unit Plan.

(7)	See page 23 for description of the Restricted Share Unit Plan.

(8)	See pages 22 and 33 for description of the Total Shareholder Return Performance Plan.

(9)	See Compensation of the Chief Executive Officer on page 25.

(10)	Tax equalization payment of $1,043,739 is made to adjust Mr. Evans’ net income after taxes so that it would not be less than it would have been in the U.S.

(11)	Granted as C Options (see page 29 for description).

(12)	Granted as Restricted Share Units on 20 September 2006 with a Vesting Period of three years, based on a Share price of $39.46 on the grant date: R. B. Evans, 72,100 RSUs; M. Hanley, 29,200 RSUs; M. Jacques, 19,650 RSUs; D. L. McAusland, 19,650 RSUs.

(13)	Mr. Evans elected to receive 50% of this TSR payout under the EDSU Plan; he received 5,127 EDSUs.

(14)	Grant of D Options became effective (see page 29 for description).

(15)	Mr. Engen retired from Alcan on 11 March 2006.

(16)	A $961,075 adjustment for Mr. Engen’s tax equalization (which is a tax adjustment so that net income after taxes is not less than it would have been in the US) for 2004.

(17)	EPA payments: M. Hanley, $628,839; M. Jacques, $736,761; C. Bories, $510,290; D. L. McAusland, $579,445. SSTIP payments: M. Hanley, $90,747; M. Jacques, $68,405; C. Bories, $74,624; D. L. McAusland, $73,899.

(18)	Mr. Jacques was Senior Vice President and President and Chief Executive Officer, Engineered Products Group until 30 November 2006.

(19)	Includes payments of $65,229 for housing assistance and of $33,390 for expatriate benefits.

(20)	Granted as 7,200 Restricted Share Units on 6 December 2006 with a Vesting Period of three years, based on a Share price of $49.78 on the grant date.

(21)	Granted as Stock Price Appreciation Units (see page 32 for description).

(22)	Ms. Bories was Senior Vice President and President and Chief Executive Officer, Packaging until 30 November 2006.

(23)	Granted as 26,850 Restricted Share Units on 6 December 2006 with a French Vesting Period of two years, based on a Share price of $49.78 on the grant date.

(24)	Comprises: (i) TSR payout of $167,586; (ii) special restricted share units granted on 15 December 2003 in recognition of his contribution to the combination with Pechiney vested on 15 December 2006 as 10,004 such restricted share units, which at a share price of $50.03 represents $500,500. The restricted share units were exchanged for EDUs.

Proxy Circular 2007	Alcan Inc.

Other Compensation
In addition to benefits under the Executive Performance Award Plan (described above), the Supplemental Short Term Incentive Plan (described above), the Alcan Executive Share Option Plan (described below), the Alcan Stock Price Appreciation Unit Plan (described on page 32), the RSU Plan (described on page 23) and the TSR Plan (described on pages 22 and 33), compensation benefits are made available to senior employees under various plans. These compensation benefits are reported as “Other Annual Compensation” or “All Other Compensation” in the Summary Compensation Table. The Other Annual Compensation column includes benefits from plans for the use of automobiles, plans for professional financial advice and for club membership fees, and in applicable cases, expatriate benefits, tax equalization payments and housing assistance. The All Other Compensation column includes benefits from retirement benefit plans, life insurance plans and savings plans.
Alcan Executive Share Option Plan
The Alcan Executive Share Option Plan (“Option Plan”) provides for the granting to senior employees of non-transferable options (“Options”) to purchase Shares. No annual grant of Options was made in 2006 as a component of the long-term incentive compensation except that Mr. Evans received a special grant upon being appointed CEO. Options may be exercised only for so long as the optionee remains an employee. No repricing of Options is permitted.
The Human Resources Committee may make rules relating to the administration of the Option Plan including the determination of executives eligible, the number of Options granted, the exercise price, the vesting period, the terms of exercise, the option period and any other rules necessary or desirable for the administration of the Option Plan. Options may have connected stock appreciation rights, if so determined by the Human Resources Committee.
Currently, the Board is entitled to amend, suspend or terminate the Option Plan. Shareholder approval is required for any fundamental change to the Option Plan. As described in Schedule B, the Company proposes to make certain modifications to the amendment provisions of the Option Plan.
A Options
Prior to 22 April 1993, the Option Plan provided for the granting of Options, referred to as “A Options”. Alcan made loans to assist in financing the purchase of Shares through the exercise of A Options. The interest rate is currently nil on all outstanding A Option loans. The loans have terms of up to 9 3/4 years.
As at September 2002, all A Options had been exercised or had expired but certain loans under the A Options are outstanding (see Table of Indebtedness of Executive Officers on page 39).
C Options
Beginning on 23 September 1998, the Option Plan provides for Options, referred to as “C Options”.
The exercise price per Share under C Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each C Option. The effective date is fixed at the time of the grant. Each C Option is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date, which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived.
D Options
In respect of C Options granted to certain senior executives in 1997 and 1998, Alcan has granted further Options, referred to as “D Options”. The grant shall become effective upon the exercise of associated C Options and upon the executive placing at least one-half of the Shares resulting from the exercise of the C Option, as the case may be, in trust with an agency named by Alcan for a minimum period of five years. The exercise price per Share of each D Option is set at not less than 100% of the market value of the Share on the exercise date of the associated C Options. D Options are exercisable

Proxy Circular 2007	Alcan Inc.

in the same manner as the associated C Option. The option period for the D Option will terminate on the same date as the associated C Options. The vesting provisions of the D Options are identical to those of the associated C Option.
F Options
Certain options granted under the stock option plans of Pechiney are exercisable for Shares or exchangeable into Options for Shares, referred to as “F Options” in accordance with liquidity agreements signed with the holders thereof.
There are eight series of Pechiney options. As this was a transitional measure related to the acquisition of Pechiney, no further F Options will be granted.
Limits on Grants of Options
Alcan may issue in any year Options in respect of a Yearly Allotment, as defined in the Option Plan, in aggregate not exceeding 0.75% of the Shares outstanding as at the end of the previous calendar year. In addition, the unused portion of any previous Yearly Allotment may be carried forward.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information regarding the Common Shares issuable upon the exercise of Options, as well as the number of Common Shares remaining available for issuance under the Option Plan for 2006.
Equity Compensation Plan Information for 2006

Plan category	Number of securities to be issued upon exercise of Options (a)	Weighted-average exercise price of outstanding Options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders
• Alcan Executive Share Option Plan (except F Options)	8,139,547 (1)	Can. $44.99	12,448,818 (2)
• F Options	2,698,873 (3)	€32.49

Equity compensation plans not approved by security holders	—	—	—

Total	10,838,420	N/A	12,448,818

(1) This represents 2.2% of the total outstanding Shares of Alcan.
(2) This represents 3.4% of the total outstanding Shares of Alcan.
(3) This represents 0.7% of the total outstanding Shares of Alcan.
The following table provides information pertaining to Options granted to the Named Executive Officers during 2006.
Option Grants during 2006

Name	Shares Under Options Granted (#)	Percent of Total Options Granted to Employees in 2006	Exercise Price and Market Value on Date of Grant (Can. $/Share)	Expiration Date

R. B. Evans	167,250 (1)	100%	49.59	13 March 2016

(1) C Option grant on 12 March 2006.

Proxy Circular 2007	Alcan Inc.

The following tables summarize, for each of the Named Executive Officers, (a) the number of Shares acquired by Options exercised during 2006, (b) the aggregate value realized upon exercise, which is the difference between the market value of the underlying Shares on the exercise date and the exercise price of the Option, (c) the total number of Shares underlying unexercised Options held at 31 December 2006, and (d) the aggregate value of unexercised in-the-money Options at 31 December 2006, which is the difference between the exercise price of the Options and the market value of the average price of the Shares on the last trading day prior to year-end, which was Can. $56.57 per Share and €36.98 per Share for the F Options. The aggregate values indicated with respect to unexercised in-the-money Options at financial year-end have not been, and may never be, realized. These Options have not been, and may never be exercised, and actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise.
Aggregated Option Exercises during 2006 and Year-End Option Values (except F Option)

			Shares Underlying	Value of
	Shares	Aggregate	Unexercised	Unexercised
	Acquired	Value	Options at	In-the-Money Options at
Name	on Exercise	Realized	31 Dec. 2006 (1)	31 Dec. 2006 (1)
	(#)	(Can. $)	(#)	(Can. $)

R. B. Evans	115,968	2,788,206	E: 221,384	E: 4,011,966
			U: 418,662	U: 3,701,610

T. Engen	0	0	E: 638,766	E: 7,725,913
			U: 1,626,851	U: 9,517,533

M. Hanley	106,996	2,160,722	E: 0	E: 0
			U: 91,872	U: 1,017,636

M. Jacques	1,939	46,938	E: 25,585	E: 454,363
			U: 4,180	U: 66,115

C. Bories	0	0	E: 46,134	E: 844,714
			U: 77,805	U: 727,782

D. L. McAusland	58,494	1,124,018	E: 89,878	E: 1,714,986
			U: 111,476	U: 1,136,439

(1) E: Exercisable U: Unexercisable
Aggregated F Option Exercises during 2006 and Year-End Option Values

			Shares Underlying	Value of
	Shares	Aggregate	Unexercised	Unexercised
	Acquired	Value	Options at	In-the-Money Options at
Name	on Exercise	Realized	31 Dec. 2006 (1)	31 Dec. 2006 (1)
	(#)	(€)	(#)	(€)

C. Bories	63,770	544,915	E: 55,801	E: 0
			U: 0	U: 0

(1) E: Exercisable U: Unexercisable

Proxy Circular 2007	Alcan Inc.

Alcan Stock Price Appreciation Unit Plan
The Alcan Stock Price Appreciation Unit Plan (“SPAU Plan”) also provides for the granting to senior employees of non-transferable Stock Price Appreciation Units (“SPAU”).
Grants are made under the SPAU Plan instead of under the Option Plan due to certain local considerations in countries of the employees’ residence. No annual grant of SPAUs was made in 2006. The purpose of the SPAU Plan is to attract and retain employees and to encourage an increased proprietary interest in the Company.
The SPAU Plan was approved on 26 September 2001 by the Human Resources Committee.
A SPAU is a right to receive cash in an amount equal to the excess of the market value of a Share on the date of exercise of a SPAU over the market value of a Share as of the date of grant of such SPAU. SPAUs may be exercised in the same manner as C Options (see page 29).
In 2006, no SPAUs were granted to any of the Named Executive Officers.
The following table summarizes, for each of the Named Executive Officers, (a) the number of SPAUS exercised during 2006, (b) the aggregate value realized upon exercise, which is the difference between the market value of the underlying Shares on the exercise date and the exercise price of the SPAU, (c) the total number of SPAUs unexercised held at 31 December 2006, and (d) the aggregate value of unexercised in-the-money SPAUs at 31 December 2006, which is the difference between the exercise price of the SPAUs and the market value of the average price of the Shares on the last trading day prior to year-end, which was Can. $56.57 per Share. The aggregate values indicated with respect to unexercised in-the-money SPAUs at financial year-end have not been, and may never be, realized. These SPAUs have not been, and may never be exercised, and actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise.
Aggregated SPAU Exercises during 2006 and Year-End SPAU Values

Value of
		Aggregate	SPAUs	Unexercised
	SPAUs	Value	Unexercised	In-the-Money SPAUs at
Name	Exercised	Realized	at 31 Dec. 2006 (1)	31 Dec. 2006 (1)
	(#)	(Can. $)	(#)	(Can. $)

R. B. Evans	28,510	561,267	E: 28,510	E: 447,892
			U:28,510	U:447,892

M. Jacques	0	0	E: 47,054	E: 783,183
			U:83,228	U:796,612

(1) E: Exercisable U: Unexercisable

Restricted Share Unit Plan and Executive Deferred Share Unit Plan
The RSU Plan, described on page 23, provides for the granting to eligible executives of RSUs. The purpose of the plan is also to attract and retain employees and to encourage an increased proprietary interest in the Company. In 2006, 175,333 RSUs were granted to the Named Executive officers.
The EDSU Plan, described on page 24, provides to executives the possibility of electing to receive their EPA, Total Shareholder Performance or RSUs earned awards in the form of EDSUs.

Proxy Circular 2007	Alcan Inc.

The following table summarizes the number of EDSUs and RSUs held by each Named Executive Officers and the value of such EDSUs and RSUs as at 31 December 2006, based on the Share price on the last trading day prior to year-end ($48.74).
RSUs and EDSUs Outstanding at Year-End and Year-End Values

	Restricted Share Unit Plan		Executive Deferred Share Unit Plan

	Aggregate number	Value as at	Aggregate number	Value as at
	of Units	31 December 2006	of Units	31 December 2006
Name (1)	(#)	($)	(#)	($)

R. B. Evans	72,451	3,531,262	41,287	2,012,328

M. Hanley	29,342	1,430,129	—	—

M. Jacques	26,945	1,313,299	2,265	110,396

C. Bories	26,850	1,308,669	—	—

D. L. McAusland	19,745	962,371	10,004	487,595

(1)	T. Engen did not hold RSUs or EDSUs as at 31 December 2006.

Total Shareholder Return Performance Plan
The TSR Plan, described on page 22, is a cash incentive plan that provides performance awards to eligible employees based on the Company’s Share price and cumulative dividend yield performance relative to the performance of the companies included in the S&P Industrials Index over a three-year period.
The following table summarizes target cash performance award incentives under the TSR Plan for each of the Named Executive Officers.
TSR Plan Awards during 2006

	Securities,
	Units or
	other		Estimated Future Payouts
	Rights	Performance	Threshold	Target	Maximum
Name (1)	(#) (2)	Period	($)	($)	($)

R. B. Evans	0	1 Oct. 2006 — 30 Sept. 2009	0	2,750,000	6,875,000

M. Hanley	0	1 Oct. 2006 — 30 Sept. 2009	0	1,114,575	2,786,438

M. Jacques	0	1 Oct. 2006 — 30 Sept. 2009	0	749,500	1,873,750

C. Bories	0	1 Oct. 2006 — 30 Sept. 2009	0	749,500	1,873,750

D. L. McAusland	0	1 Oct. 2006 — 30 Sept. 2009	0	749,500	1,873,750

(1)	T. Engen was not granted any target cash performance award under the TSR Plan since he resigned from Alcan in March 2006.

(2)	The TSR Plan provides for a grant of a target cash award; the actual payment of an award, if any, will depend on the total shareholder return as calculated in accordance with the TSR Plan — no securities, units or other rights were granted.

Proxy Circular 2007	Alcan Inc.

Retirement Benefits
Canadian Plan
During 2006, M. Hanley, M. Jacques and D. L. McAusland participated in the Alcan Pension Plan (Canada) and the Alcan Supplemental Retirement Benefits Plan (Canada), together herein referred to as the “Canadian Plan”. Pensions up to a statutory limit are payable under the former and, in excess thereof, under the latter.
The Canadian Plan is available to Alcan salaried employees in Canada and provides for pensions calculated on service with the Company and eligible earnings which consist of the average annual salary and EPA at its guideline amount up to a maximum, during the 36 consecutive months when they were the greatest. Eligible earnings are subject to a maximum, which was set with reference to the position of each Named Executive Officer at 31 December 2001. After this date, the maximum eligible earnings of each Named Executive Officer was set out according to the position prior to becoming an Executive Officer.
The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 to persons in the indicated earnings and service classifications.

Eligible	Years of Service

Earnings
	10	15	20	25	30	35

$400,000	17%	25%	33%	42%	50%	59%

$500,000
—	17%	25%	34%	42%	50%	59%
$600,000

$700,000
—	17%	25%	34%	42%	51%	59%
$2,000,000

The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.
The 2006 eligible earnings and projected service upon normal retirement age of 65 were as follows: M. Hanley $445,900 and 32 years; M. Jacques, $403,960 and 21 years; D. L. McAusland, $533,260 and 20 years.
US Plan
During 2006, R. B. Evans participated in an Alcan-sponsored qualified pension plan in the US which, together with supplemental arrangements for payment directly by Alcan of pensions in excess of statutory limits, is herein referred to as the “US Plan”.
The US Plan is available to Alcan salaried employees in the US and provides for pensions calculated on service with the Company of up to 35 years and eligible earnings which consist of the average annual salary and EPA up to its guideline amount during the 36 consecutive months when they were the greatest. Eligible earnings are subject to a maximum, which was set with reference to the position of each Named Executive Officer at 31 December 2001.
The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 to persons in the indicated earnings and service classifications.

Eligible	Years of Service

Earnings
	10	15	20	25	30	35

$700,000
—	17%	25%	34%	42%	51%	59%
$1,300,000

$1,400,000
—	17%	26%	34%	43%	51%	60%
$2,000,000

The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.
The 2006 eligible earnings of R. B. Evans and projected service upon normal retirement age of 65 were $1,101,240 and 16 years.
French Plan
During 2006, C. Bories participated in an Alcan-sponsored supplemental pension plan in France, herein referred to as the “French Plan”. The French

Proxy Circular 2007	Alcan Inc.

Plan was adopted in 2000 by Pechiney for executive officers in France with at least two years of service. The lifetime pension is a percentage of eligible earnings varying from 65% to 50% depending on their eligible earnings. The eligible earnings consist of the average annual salary together with the annual bonus during the five years preceding the retirement. The eligible earnings are adjusted for inflation from the payment date of earnings to the year of retirement. Following the Pechiney acquisition, no new executive officers were eligible to participate in the French Plan and the eligible earnings were from that date set with reference to the executive officers’ position prior to the Pechiney acquisition.
The following table shows estimated lifetime pension expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 to persons in the indicated earnings classifications.
Eligible Earnings

$400,000	65%

$500,000	61%

$600,000	57%

$700,000	53%

$800,000	50%

The retirement benefits are reduced by other retirement benefits such as social security benefits, benefits payable from French retirement schemes and benefits from prior employment, but excluding benefits paid from the Pension Plan for Officers described below.
The normal form of payment of pensions is a lifetime annuity with a 60% lifetime pension to the surviving spouse.
The 2006 eligible earnings of C. Bories were $724,560. Retirements benefits under the French Plan only vest at retirement.
Pension Plan for Officers
Officers generally participate in the Alcan pension plan available to salaried employees in the country where they join the company and are expected to retire (herein referred to as “home country pension plan”).
Eligible earnings under these plans are subject to a maximum and the part of their earnings in excess thereof is eligible for the Pension Plan for Officers (“PPO”). This design assures internal equity between Officers who are compensated on the same US salary scale but participate in home country pension plans with different standards and who have been with the Company for different lengths of service prior to becoming an officer.
The PPO provides benefits only in respect of services rendered while an officer.
The five aforementioned Named Executive Officers participated in the PPO.
Participants in the PPO are the CEO and officers who report to the CEO (a total of ten individuals at the end of 2006) and are designated by the Human Resources Committee.
The PPO provides for pensions calculated based upon service of up to 20 years as an officer and eligible earnings which consist of the excess of the average annual salary and EPA at its guideline level during the 60 consecutive months when they were the greatest over eligible earnings in their home country pension plan. The following table shows the percentage of eligible earnings, payable under the PPO upon normal retirement age after 60 according to years of service as an officer.
Years as Officer

5	10	15	20

15%	30%	40%	50%

The normal form of payment of pensions is a lifetime annuity. Pensions are not subject to any deduction for social security or other offset amounts. The PPO is an unfunded obligation of Alcan and pensions are paid from operating cash flows of the Company.
The 2006 salary and EPA at its guideline amount and projected service as an Officer upon retirement age of 65 were as follows: R. B. Evans, $2,332,600 and 16 years; M. Hanley, $1,140,240 and 29 years; M. Jacques, $925,920 and 14 years; C. Bories, $987,920 and 26 years; D. L. McAusland, $943,920 and 20 years.

Proxy Circular 2007	Alcan Inc.

T. Engen did not participate in any of the pension plans sponsored by the Company.
Value of the Retirement Benefits
In the interest of greater disclosure and clarity for Shareholders, this section provides details on the value of the retirement benefits for each Named Executive Officer.
A measure of the value of the Canadian Plan, the US Plan, the French Plan and the PPO that can be deemed to be part of the total 2006 compensation of the five aforementioned Named Executive Officers is the service cost of the plans. The service cost is the estimated present value of benefits attributable by the pension benefit formula to services rendered by the plan members during a given period.
Another measure of the value of pension plans or pension benefits is the projected benefit obligation (“PBO”) that can also be deemed to be part of the total 2006 compensation of the Named Executive Officers. The PBO is the actuarial present value of the part of the total pension payable at retirement that is attributable to service rendered up to the date of valuation. The increase of the PBO over a year includes the service cost, the normal increase arising from the PBO being discounted by one year less, variations arising from a change of the interest rate used to discount the PBO and from the assumptions being different from actual experience.
The service cost and the PBO amounts are only estimates of the discounted value of contractual entitlements. The value of these estimated entitlements will change over time because they are based on long term assumptions in relation to future events that will not represent actual developments. Assumptions will vary by plan to take into account the general characteristics of its membership, such as the expected distribution of retirement ages, future compensation increases and life expectancy.
Furthermore, the methods used to determine these amounts will not be the same as those used by other companies and therefore will not be directly comparable. The actuarial assumptions applied are the same as those used to determine the current service cost and the projected benefit obligation as disclosed in the note on Post-Retirement Benefits to Alcan’s 2006 annual financial statements. There is no contractual undertaking by the Company to pay benefits of equivalent amounts.
The following table provides, for each Named Executive Officer, the estimated annual total pension based on current compensation and assuming retirement at age 65, the current 2006 service cost and the projected benefit obligation calculated at year-end 2005 and 2006.

	Name	Projected Annual pension payable at age 65 ($)	Projected Benefit Obligation 31 December 2006 ($) (a)	Projected Benefit Obligation 31 December 2005 ($) (b)	Current 2006 Service Cost ($) (c)	Change in Projected Benefit Obligation Excluding Service Cost (1) ($) (d)=(a)-(b)-(c)

	R. B. Evans	842,300	4,292,000	2,640,000	364,000	1,288,000

	T. Engen	323,800(2)	4,524,000	4,313,000	226,000	(15,000)

	M. Hanley	636,900	1,856,000	1,517,000	263,000	76,000

	M. Jacques	342,400	1,178,000	801,000	225,000	152,000

	C. Bories	362,000(3)	962,000	813,000	112,000	37,000

	D. L. McAusland	425,700	1,957,000	1,672,000	207,000	78,000

(1)	Includes any change in the PBO resulting from a variation of the discount rate between year-end 2005 and 2006. An increase of the interest rate reduces the PBO and a decrease of the interest rate increases the PBO. The interest rate used to discount the PBO is based on long-term bond yields prevailing at the year-end, calculated in the country where the plan is located. The change does not take into account investment income on pension funds provided for the PBO.
(2)	Amount in pension paid since April 2006 in accordance with a retirement adjustment contract under which he was entitled to the same level of retirement benefits he would have received had he remained employed with his previous employer.
(3)	Amount after reduction for estimated other retirement benefits.

Proxy Circular 2007	Alcan Inc.

Employment Agreements
On various dates, Alcan entered into employment agreements with the Named Executive Officers, setting out the terms and conditions of their employment. Each of these Named Executive Officers is entitled to base salary, annual bonus, Option grants, awards under the TSR Plan, pension plan participation and customary perquisites, as described herein. They are eligible for a termination payment equal to 24 months of their base salary and EPA at the guideline amount if they are terminated without cause.
On various dates, the Company entered into change of control agreements with certain key senior employees, including the Named Executive Officers. The terms of these agreements are effective upon the occurrence of two events: (1) a change of control of the Company, and (2) the termination of the employees’s employment with the Company either by the Company without cause or by the employee for defined reasons. In such cases, the employees will be entitled, depending on the individual in question, to an amount equal to either 24 or 36 months of their base salary and EPA at the guideline amount. The Named Executive Officers will also be entitled to an amount determined under the RSU Plan and the TSR Plan.

Directors’ Compensation
Annual Fees
For the second half of 2006, Non-Executive Director compensation was reviewed and increased to align compensation levels with competitive levels based on the recommendation of the Human Resources Committee’s consultant.
The following table sets out the annual fees for Non-Executive Directors according to the Chairman position, directorship, Audit Committee membership and chairman positions of the various committees for the first and second half of the year 2006.

Position	Annual fee to 30 June 2006 ($)		Annual fee as of 1 July 2006 ($)

Chairman of the Board	350,000		380,000

Other Directors	150,000		180,000

Audit Committee Chairman	25,000	(1)	30,000	(1)

Audit Committee Member	5,000	(1)	7,000	(1)

Human Resources Committee Chairman	—	(2)	10,000	(1)

Environment, Health and Safety Committee Chairman	—	(2)	5,000	(1)

(1)	These fees are in addition to the annual compensation fee for each Non-Executive Director.
(2)	No specific annual fee.
Director Deferred Share Units
To ensure alignment of the interests of the Non-Executive Directors with those of Shareholders, at least 50% of Directors’ compensation is required to be paid in the form of Director’s Deferred Share Units (“DDSUs”) (see below) and 50% in the form of either cash or additional DDSUs at the election of each Non-Executive Director. DDSUs are the economic equivalent of Shares.
The number of DDSUs to be credited each quarter is determined by dividing the quarterly amount payable by the average price of a Share on the Toronto and New York stock exchanges on the last five trading days of the quarter.
Additional DDSUs are credited to each Non-Executive Director corresponding to dividends declared on Shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The cash amount to be paid by Alcan upon redemption will be calculated by multiplying the accumulated balance of DDSUs by the average price of a Share on the said exchanges at the time of redemption.
Ownership Guidelines
The Board believes it is important that Non-Executive Directors demonstrate their commitment to Alcan’s growth through share ownership. In 2006, the Board approved a share ownership guideline for Non-Executive Directors. All Non-Executives Directors must hold a minimum of the equivalent of

Proxy Circular 2007	Alcan Inc.

three times their respective annual fees in the form of (i) Common Shares of the Company and/or (ii) DDSUs. Non-Executive Directors will have five years from the time of their first election to the Board to meet these Share ownership requirements.
Other Compensation

In 2006, Non-Executive Directors could invest all or part of the cash portion of their fees (if applicable) in Shares through the Share Investment Plan for Directors which included the Share Purchase Plan and Dividend Reinvestment Plan. This plan was similar to the Share Investment Plan available to all Alcan Shareholders. The Share Purchase Plan for Directors was terminated at the end of 2006 in conjunction with the termination of the Share Purchase Plan.
Non-Executive Directors are not granted Share options. No current Non-Executive Directors have sold any Shares in the past three years.
Non-Executive Directors are reimbursed for transportation and other expenses incurred in attending Board and Committee meetings.
Non-Executive Directors who are not Canadian residents are entitled to paid tax advice. During 2006, Messrs. Jacamon, Ruding and Schulmeyer were each reimbursed $1,500 for this purpose.
An employee of Alcan who is a Director is not entitled to receive fees for serving on the Board.
The following table sets out the compensation of each Non-Executive Director for 2006.

		Portion of Fees in

		Director’s
		Deferred
		Share Unit		DDSUs/
	Annual Fees	Plan	Cash	Common	Cash
Name	($)	(%)	(%)	Shares*	$

Roland Berger	165,000	100	—	3,865	—

L. Denis Desautels (1)	192,500	62.5**	37.5	2,666	42,188

L. Yves Fortier (2)	365,000	100	—	8,703	—

Jean-Paul Jacamon (3)	168,500	50	50	1,977	84,250

Yves Mansion (4)	171,000	100	—	4,013	—

Gwyn Morgan	165,000	100	—	3,752	—

Christine Morin-Postel	165,000	100	—	3,900	—

H. Onno Ruding (5)	167,500	50	50	1,944	83,750

Guy Saint-Pierre (6)	169,750	100**	—	3,677	—

Gerhard Schulmeyer (7)	170,000	50	50	2,222	81,250

Paul M. Tellier (4)(8)	173,500	100	—	4,245	—

Milton K. Wong (4)	171,000	100	—	4,053	—

*	Includes dividends reinvested on previously-held DDSUs and Common Shares.

**	As of 1 October 2006, the Non-Executive Directors elected to modify their participation in DDSUs to the amounts indicated.

(1)	Chairman of the Audit Committee.

(2)	Chairman of the Board.

(3)	Member of the Audit Committee from 30 July 2006.

(4)	Member of the Audit Committee.

(5)	Member of the Audit Committee until 30 July 2006.

(6)	Member of the Audit Committee from 27 April 2006.

(7)	Chairman of the Human Resources Committee.

(8)	Chairman of the Environment, Health and Safety Committee.

Proxy Circular 2007	Alcan Inc.

The following table sets out each Non-Executive Director’s equity ownership in the Company and any changes in the ownership interest since 26 February 2006.

							Market Value
	Equity Ownership as		Equity Ownership as		Net Changes in		of Equity as at
	at 26 February 2006		at 26 February 2007		Equity Ownership		26 February
	Common		Common		Common		2007(1)	Share Ownership
Name	Shares	DDSUs	Shares	DDSUs	Shares	DDSUs	($)	Requirement Met

Roland Berger	—	7,472	5,000	11,357	5,000	3,885	899,471	✓

L. Denis Desautels	960	5,971	1,212	8,400	252	2,429	528,564	(2)

L. Yves Fortier	1,000	27,178	1,000	35,932	—	8,754	2,030,891	✓

Jeffrey E. Garten	—	—	—	—	—	—	—	(3)

Jean-Paul Jacamon	136	4,024	136	6,012	—	1,988	338,079	(4)

Yves Mansion	—	8,282	—	12,316	—	4,034	677,257	✓

Gwyn Morgan	15,000	—	15,000	3,766	—	3,766	1,031,942	✓

Christine Morin-Postel	—	9,790	—	13,712	—	3,922	754,023	✓

H. Onno Ruding	112	2,712	112	4,666	—	1,954	262,742	(4)

Guy Saint-Pierre	17,734	11,345	18,837	13,937	1,103	2,592	1,802,243	✓

Gerhard Schulmeyer	2,421	11,158	2,542	13,276	121	2,118	869,832	✓

Paul M. Tellier	1,969	19,123	1,980	23,387	11	4,264	1,394,931	✓

Milton K. Wong	40,000	10,890	40,000	14,966	—	4,076	3,022,580	✓

(1)	The market value is determined based on the Share price ($54.99) on this date.

(2)	Equity ownership requirement must only be met in 2008.

(3)	Equity ownership requirement must only be met in 2012.

(4)	Equity ownership requirement must only be met in 2009.

Indebtedness of Directors, Executive Officers and Employees
Directors and former Directors are not indebted to Alcan.

The following table sets out the aggregate indebtedness of Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries to the Company in respect of loans given to Executive Officers in connection with the exercise of A Options (“Option Loans”) and other loans, excluding “routine indebtedness” as defined under applicable Canadian Securities laws.
Aggregate Indebtedness

Purpose	To Alcan or its Subsidiaries ($)	To Another Entity

Share Purchases (Option Loans)	442,669	—

Other	5,156,016	—

Proxy Circular 2007	Alcan Inc.

The following table sets out the indebtedness of Executive Officers to Alcan or its Subsidiaries, excluding routine indebtedness. No further Option Loans will be given to officers under the Option Plan.
Table of Indebtedness of Executive Officers

Name and Principal Position	Involvement of Alcan	Largest Amount Outstanding During 2006 ($)	Amount Outstanding as at 26 February 2007 (1) ($)	Financially Assisted Share Purchases During 2006 (#)	Security for Indebtedness	Amount Forgiven During 2006

G. Ouellet	Lender	45,142	41,380	0	(2)	0
Senior Vice President

(1)	Represents a loan in respect of A Options.

(2)	Security for the indebtedness is provided by the deposit of the certificates representing the relevant Shares with CIBC Mellon, as trustee, which holds the certificates registered in its name until full repayment of the particular Option Loan has been made to Alcan.

Directors’ and Officers’
Liability Insurance

Alcan carries insurance covering liability, including defence costs, of directors and officers of Alcan and its Subsidiaries, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where Alcan may be prohibited by law from indemnifying the directors or officers. The policy also reimburses Alcan for certain indemnity payments made by Alcan to such directors or officers, subject to a $10 million deductible in respect of each insured loss.
The premium paid by Alcan for coverage in 2006 was $2,994,500 and the limit of insurance is $225 million per loss and in the aggregate per year.
Additional Information

Additional information relating to Alcan may be found on Alcan’s Internet site at www.alcan.com, on SEDAR (website of the Canadian Securities Administrators) at www.sedar.com or EDGAR (website of the SEC at www.sec.gov. Financial information is provided in Alcan’s financial statements and management’s discussion and analysis report, which may be obtained, without charge, on request from the Corporate Secretary of Alcan at the registered office of Alcan, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2, telephone: (514) 848-8000.
Approval of the Board of
Directors

The Board of Directors has approved the contents of this Circular and its sending to Shareholders.
/s/ Roy Millington
Roy Millington
Corporate Secretary

Proxy Circular 2007	Alcan Inc.

Schedule A
Resolution — Adoption of Amendments to the Alcan Executive Share Option Plan

THAT the amendments to the Alcan Executive Share Option Plan (as described in Schedule B of the Proxy Circular dated 26 February 2007), be and are hereby approved.
Schedule B
Summary of the Alcan Executive Share Option Plan Amendments

On 6 June 2006, the Toronto Stock Exchange (“TSX”) published a Staff Notice in regard to security based compensation arrangements such as the Alcan Executive Share Option Plan (“Option Plan”), relating to the amendments provisions and the extension of Option (“Option”) expiry dates which fall within or soon after a blackout period. Unless the proposed amending provisions are adopted by 30 June 2007, the TSX-listed companies will not be permitted to make any amendments to plans similar to the Option Plan without shareholder approval.

Although the Company introduced the Restricted Share Unit Plan in 2006 as a new long-term incentive plan to be used instead of the Option Plan, the Company may in the future again decide to issue Options under the Option Plan and, therefore, recommends the proposed amendments below.

The Company’s proposed amendments will:

a)	require Shareholder approval for the following changes to the Option Plan:

•	reducing the subscription price (except for adjustments to reflect certain transactions made pursuant to the Option Plan) including a cancellation of Options for the purpose of re-issuing new Options;

•	increasing the number of Common Shares that may be issued under the Option Plan;

•	extending the expiry date beyond ten years from the grant date;

•	changing the provisions relating to the transferability of Options other than those already allowed under the Option Plan; and

•	expanding the eligibility of individuals for participation in the Option Plan.

b)	specify that the Board of Directors may make the following amendments without Shareholder approval:

•	modifying the Option Periods during which Options may be exercised, subject to the Option Period terminating no later than the tenth anniversary of the date of the grant of the Option;

•	changing the terms on which new Options may be granted and exercised including, without limitation, the provisions relating to the vesting, expiry, waiting period and the adjustments to be made pursuant to the Option Plan;

•	making any addition to, deletion from or alteration of the provisions of the Option Plan that are necessary to comply with applicable law or the requirements of any applicable regulatory authority or stock exchange;

•	correcting or rectifying any ambiguity, defective provision, error or omission in the Option Plan;

•	changing the provisions relating to the administration of the Option Plan; and

•	any other amendment that does not require Shareholder approval by virtue of the Option Plan, applicable laws or relevant regulatory requirements.

c)	provide for an extension of the Option Period when it would terminate while a trading blackout is in effect. In keeping with Alcan’s policies, Options must not be exercised by insiders when a trading blackout is in effect. This may pose a problem when an Option is set to expire during a blackout period.

Proxy Circular 2007	Alcan Inc.

The TSX allows issuers’ stock option plans to be amended to extend the exercise period for up to ten business days beyond the end of an issuer’s trading blackout period. The proposed amendment to the Option Plan adds a new definition to define “Blackout Period” and “Business Day” as well as a new section whereby, if the date on which an option expires occurs during a “Blackout Period” or within ten business days after the last day of a “Blackout Period”, the date of expiry of such option will be the last day of such ten business day period.

The Company’s proposed amendments to the Option Plan have been approved by the TSX, subject to disinterested Shareholder approval. A copy of the full text of the Option Plan, as proposed to be amended, is available on Alcan’s Internet site at www.alcan.com. Shareholders may also obtain a copy of the full text of the Option Plan, as proposed to be amended, from the Corporate Secretary’s office, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2.

Proxy Circular 2007	Alcan Inc.

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